THE CITY OF NEW YORK
DEPARTMENT OF ENVIRONMENTAL PROTECTION
CONTRACT NO.  PO-98B
Registration No. CTC 826 20101417884

For the Services of:
ThermoEnergy Corporation
124 West Capitol Street, Suite 880
Little Rock, Arkansas 72201

Ammonia Removal Process System

City of New York

Department of Environmental Protection

TABLE OF CONTENTS

ATTACHMENTS

Appendix A:	General Provisions

Attachment No. 1	Specific Requirements

Attachment No. 2	Proposed Subcontractors

Attachment No. 3	Project Schedule

Attachment No. 4	Payment Schedule

Attachment No. 5	Equipment List

Attachment No. 6	Design Deliverables

- i -

THIS AGREEMENT, made and entered into this 11th day of May, 2010 by and between the City of New York, hereinafter called “the City” acting by and through the Commissioner of the Department of Environmental Protection of the City of New York, 59-17 Junction Blvd., Flushing, NY 11373, hereinafter called “the Commissioner,” and ThermoEnergy Corporation, 124 West Capitol Street, Suite 880, Little Rock, Arkansas 72201, hereinafter called “the Company,”

WITNESSETH

WHEREAS, the City has determined that it is necessary to decrease the amount of ammonia in the sludge dewatering centrate generated at its waste water pollution control plants, including the 26th Ward waste water pollution control plant (26th Ward WPCP);

WHEREAS, the Department of Environmental Protection of the City of New York (NYCDEP) has reviewed different potential technologies and methods of decreasing the amount of ammonia in the sludge dewatering centrate generated at its waste water pollution control plants;

WHEREAS, as part of its analysis, the NYCDEP reviewed the Company’s proprietary ammonia recovery process system;

WHEREAS, based on the NYCDEP’s analysis, the City desires to implement a full scale system (System) utilizing the Company’s ammonia recovery process system (ARP®) at the 26th Ward WPCP;

WHEREAS, the NYCDEP has determined that it is necessary to rehabilitate the Cake Storage Building and miscellaneous systems at the 26th Ward WPCP in order to accommodate the installation of the Company’s ARP®;

WHEREAS, the City desires to enter into this Agreement, on a sole source basis, with the Company to cause the Company to (a) provide engineering and design services with respect to the rehabilitation of the Cake Storage Building, process equipment, and miscellaneous systems at the 26th Ward WPCP, (b) supply and install ARP®  equipment at the 26th Ward WPCP, and (c) operate and maintain the System utilizing the Company’s ARP®  at the 26th Ward WPCP (the “Services”);

WHEREAS, the Company desires to provide the Services to the City;

WHEREAS, the City desires to perform all construction activities related to the System either directly or through the use of other contractors; and

WHEREAS, this Agreement will be funded by Capital Project WP-285.

NOW THEREFORE, in consideration of the premises hereof, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

Contract No. PO-98B

ARTICLE I:  SPECIFIC PROVISIONS

A.
Except for titles, subtitles, headings, running headlines, tables of content, and indices (all of which are printed herein merely for convenience), the following shall be deemed to be part of this Agreement:

1.	Agreement, including Appendix A

2.	Attachment No. 1 – Specific Requirements

3.	Attachment No. 2 – Proposed Subcontractors

4.	Attachment No. 3 – Project Schedule

5.	Attachment No. 4 – Payment Schedule

6.	Attachment No. 5 – Equipment List

7.	Attachment No. 6 – Design Deliverables

8.	All conditions required by law to be inserted in this Agreement, whether actually inserted or not.

B.
The words “the Agreement” or “this Agreement,” where used herein, are understood to mean each of the various parts of this Agreement referred to in A above, both as a whole and severally.  In the event of any conflict between the main body of this Agreement and Appendix A, the main body of this Agreement shall govern.

C.	Amendments to this Agreement, if any, will be made a part of this Agreement upon signing by both the City and the Company.

D.
Definitions – The following words and expressions, or pronouns used in their stead, shall, wherever they appear in this Agreement, be construed as follows, unless a different meaning is clear from the context:

1.	“The Mayor,” where used herein, is understood to mean the Mayor of the City of New York, his successors, or duly authorized representatives.

2.
“The Director of Management and Budget,” where used herein, is understood to mean the Director of the Office of Management and Budget of the City of New York, his successors, or duly authorized representatives (OMB).

3.	“The Commissioner,” or “Administrator” where used herein, is understood to mean the Commissioner of the NYCDEP, his successors, or duly authorized representative.

Contract No. PO-98B

4.	“The City,” where used herein, is understood to mean the City of New York.

5.	“The Comptroller,” where used herein, is understood to mean the Comptroller of the City of New York, his successors, or duly authorized representative.

6.	“The NYCDEP,” or “DEP” or “Department” where used herein, is understood to mean the Department of Environmental Protection of the City of New York.

7.	“The Bureau,” where used herein, is understood to mean the Bureau of Wastewater Treatment of the NYCDEP.

8.	“Owner,” where used herein, is understood to mean the City of New York, acting though the Commissioner.

9.	“The Engineering Audit Officer” (EAO), where used herein, is understood to mean the Engineering Audit Officer of the NYCDEP.

10.
“The Project,” where used herein, is understood to mean the design, engineering, construction, startup and operation of a System utilizing the Company’s ARP®  at the 26th Ward WPCP.  As described herein, certain elements of work with respect to the Project shall be performed by the Company and certain elements of the work with respect to the Project will be performed by the City.

11.
“The Services,” where used herein, are understood to mean the  services to be provided by the Company pursuant to this Agreement, which services constitute (a) the provision of engineering and design services, including plans and specifications for work to be bid separately by the NYCDEP with respect to the rehabilitation of the Cake Storage Building, process equipment, and miscellaneous systems at the 26th Ward WPCP, (b) the supply and installation of ARP®  equipment at the 26th Ward WPCP, and (c) the operation and maintenance of the System utilizing the Company’s ARP®  at the 26th Ward WPCP, all as further described in Attachment No. 1, the Specific Requirements.

12.	“Company,” or “Consultant” where used herein, is understood to mean ThermoEnergy Corporation, 124 West Capitol Street, Suite 880, Little Rock, Arkansas 72201.

13.
“The Principals” or “the Principals of the firm,” are understood to mean those individuals in a firm who possess legal responsibility for its management.  The may be owners, corporate officers, associates, partners, etc.  With respect to a corporation, a Principal is further defined as a person who owns ten (10) percent or more of the voting stock.

Contract No. PO-98B

14.	“The Engineer,” where used herein, is understood to mean the project manager who is assigned to this project by the City of New York.

15.	“The 26th Ward WPCP,” where used herein, is understood to mean the waste water pollution control plant owned by the City and located at 12266 Flatlands Avenue, Brooklyn, New York, 11297.

16.	“The ARP®,” where used herein, is understood to mean the Company’s proprietary ammonia recovery process system.

17.
“The System,” where used herein, is understood to mean the full scale system to be located within the rehabilitated Cake Storage Building at the 26th Ward WPCP and which will utilize the Company’s ARP®.

18.	“The Cake Storage Building,” where used herein, is understood to mean the cake storage building located at the 26th Ward WPCP.

19.
“PROCUREMENT POLICY BOARD” (PPB) - The Procurement Policy Board is a permanent agency of the City of New York whose functions are to establish comprehensive and consistent procurement policies and rules which shall have broad application throughout the City.

20.
“CITY CHIEF PROCUREMENT OFFICER” (CCPO) - Position delegated by authority of the Mayor to coordinate and oversee the procurement activity of mayoral agency staff, including the ACCO and any offices which have oversight responsibility for the procurement of construction.

21.
“AGENCY CHIEF CONTRACTING OFFICER” (ACCO) - Position delegated by authority of the agency head to organize and supervise the procurement activity of subordinate agency staff in conjunction with the CCPO.

22.
“Law” or “Laws” shall include but not be limited to the New York City Charter, the New York City Administrative Code, a local law of the City of New York, and any ordinance, rule or regulation having the force of law.

E.
The City hereby retains the Company to perform the Services on the terms and conditions specified herein, and the Company hereby agrees to perform such services.  The Company shall ascertain the standard practices of the City, and all Services under this Agreement shall be performed in accordance with these standard practices and the provisions of this Agreement and the Specific Requirements set forth in Attachment No. 1.

F.
This Agreement contains all the terms and conditions agreed upon by the parties hereto, and no other agreement, oral or otherwise, regarding the subject matter of this Agreement shall be deemed to exist or to bind any of the parties hereto, or to vary any of the terms contained herein.

Contract No. PO-98B

G.
This Agreement will not be binding or effective unless and until approved by the Commissioner and, if necessary, other officers, Agencies, or Boards charged by the law with approving agreements of this nature, and executed by the parties hereto, and registered by the Comptroller.

H.
The Company shall cooperate with the City in developing and implementing  public education activities with respect to the 26th Ward WPCP (including the System), subject to reasonable confidentiality restrictions intended to protect the Company’s proprietary interests in the ARP®  technology.

ARTICLE II:  SCOPE OF SERVICES

A.	Definition of Scope of Services

The Services, more particularly set forth in Attachment No. 1 (Specific Requirements) shall involve three separate Phases.  During Phase 1, the Company shall provide engineering and design services with respect to the rehabilitation of the Cake Storage Building, process equipment, and miscellaneous systems at the 26th Ward WPCP to accommodate the ARP® system at the 26th Ward WPCP.  During Phase 2, the Company shall supply and install ARP® equipment at the 26th Ward WPCP. In addition, the Company shall start-up the System during Phase 2.  The City and the Company acknowledge that the time periods for performance of Phase 1 and Phase 2 Services will, to a certain extent, overlap.  This is due, in part, to the need to order certain pieces of equipment well in advance of any agreed-upon delivery date.  During Phase 3, the Company shall operate and maintain the System for a twelve month period.  All Services are more specifically described in Attachment No. 1, the Specific Requirements.  If there is any conflict between the provisions of this Agreement and the provisions of the Specific Requirements, the Specific Requirements shall to that extent prevail.

B.	Commencement of Services

The Commissioner shall direct the Company by written notice to proceed with the Services or portion thereof and the Company shall thereupon take charge of the Services described in the Specific Requirements in accordance with the schedule agreed upon herein.

C.	Period of Performance

The Phase 1 design and engineering portion of the Services and the Phase 2 equipment supply and installation portion of the Services shall be performed in accordance with a schedule mutually agreed upon by the City and the Company.  The schedule for Phase 1 and Phase 2 Services shall be fully coordinated so as not to interfere or unreasonably delay the City’s construction work with respect to the demolition and rehabilitation of the Cake Storage Building and miscellaneous systems at the 26th Ward WPCP.  After installation of all equipment has been completed, the Company shall start-up the System in accordance with the Phase 2 Scope of Services.  The City and the Company acknowledge that the time periods for performance of the Services in Phase 1 and the Services in Phase 2 will, to a certain extent, overlap.  After the successful completion by each Party of Phase 1 and Phase 2, the Phase 3 operations portion of the Services shall commence.  During the operational Phase, the Company shall operate and maintain the System and shall train NYCDEP staff in the operations and maintenance of the System.  The startup period will be thirty (30) days.  After the startup period, the Company shall operate and maintain the System for twelve (12) months.

Contract No. PO-98B

D.	Meetings with Outside Agencies

The Company shall arrange and attend those meetings or conferences with federal, state and municipal departments or any other agencies and Citizen Action Committees necessary for the completion of the Services in conformance with the Specific Requirements.  Where attendance by City personnel is required, the Company shall provide reasonable advance notice and coordinate the meetings with the schedule of the City personnel.  The Company shall provide sufficient copies of materials, including prints, reports, etc., necessary for such meetings and shall prepare and submit to the Commissioner minutes of the meetings within thirty (30) working days thereof as directed by the Commissioner.

E.	Progress Reports and Meetings

Each month, commencing thirty days after the date fixed in the notice to proceed for commencement of work, the Company shall submit a progress report, giving the status of the performance of the design and engineering portion of the Services and the equipment supply portion of the Services.  If progress is delayed for any reason, the Company shall state the reason for such delay in this report.  In addition, the Company shall provide monthly reports during the operation period.  Throughout the term of this Agreement, the Company shall conduct monthly meetings with NYCDEP regarding the status of all activities related to the Project.

F.	Schedule

Attached hereto as Attachment No. 3 is a schedule estimating the timing of the Phases of the Project.  Within four (4) weeks after the start of the design and engineering portion of the Services, the Company shall prepare and submit to the Bureau a more detailed schedule or its approved equivalent for the work to be performed.  This schedule is to be in sufficient detail to outline all work to be accomplished under each Phase or task of the design and engineering Services, the equipment supply Services and the operational Services.  The Bureau shall review and comment on the schedule.  The City and the Company shall cooperate in order to update the schedule each month indicating the work completed and the work remaining.

Contract No. PO-98B

G.	Sequence of Work

The Services to be furnished by the Company shall be rendered in a logical sequence that is conducive to the timely fulfillment of the scope of Services of this Agreement; provided that the sequencing shall be subject to approval by the City.

H.	Personnel of the Company

The Company shall engage at its sole expense all personnel required for the proper performance of the Services.  The Company shall be responsible for the performance of its personnel, including the maintenance of schedules, correlation of their work, and resolution of all differences between them.  The Company shall pay its personnel monies commensurate with the services they render, and in compliance with the terms of this Agreement.  It is understood that all such personnel shall be engaged by the Company, not the City, and that Company alone is responsible for their work.

I.	Subcontractors of the Company

The Company may retain such subcontractors that may, in the Company’s judgment, be required to fully perform any aspect of the Services hereunder.  The Company shall submit in writing the names of the proposed subcontractors to the Commissioner for approval by NYCDEP before their employment; provided that the subcontractors listed on Attachment No. 2 are hereby approved by the Commissioner.  Companies that enter into purchase orders or agreements to provide equipment, materials or supplies with respect to the System shall not be subject to prior approval of NYCDEP; provided that all such equipment, materials and supplies furnished shall be in accordance with this Agreement.  The Company shall pay subcontractors retained on any part of the Project, monies commensurate with the services they render, and in compliance with the terms of this Agreement.  The Company shall stipulate in each and every subcontract that (a) all services performed and materials furnished shall strictly comply with the requirements of the Agreement, (b) nothing contained in such subcontract shall impair the rights of the NYCDEP, (c) nothing contained in such subcontract shall create any contractual relation between the subcontractor or supplier and the NYCDEP, and (d) the subcontractor specifically agrees to be bound by the confidentiality provision set forth in this Agreement between the NYCDEP and the Company.  The Company shall furnish the Commissioner two copies of all subcontracts with such subcontractors.

It is understood that any and all such subcontractors shall be retained by the Company, not by the City, and that the Company alone is responsible for their work and the Company shall not in any way be relieved of any responsibility under this Agreement by any subcontract.

Contract No. PO-98B

The parties acknowledge that the City may retain contractors to perform all or a portion of the City’s obligations with respect to the Project and, in such event, the City alone shall be responsible for their work.

J.	Qualifications of the Company, Subcontractors and Employees

The Company specifically agrees that: (a) its subcontractors, agents or employees shall possess the experience, knowledge and character necessary to qualify them individually for the particular duties they perform; (b) it will comply with the provisions of all State, Federal and local statutes, ordinances and regulations that are applicable to the performance of this Agreement; and (c) it will secure all licenses and permits, if any, that are necessary for the performance of the Services.

K.	Removal of Personnel

All personnel assigned to perform the Services by the Company shall be required to cooperate fully with personnel assigned to the Project by the Commissioner and in the event the Company’s personnel fail to so cooperate the Company shall relieve them of their duties on the Project when directed by the Commissioner or his representative in writing.

L.	Project Manager

The Company shall designate in writing one person, known as the Project Manager who, on the Company’s behalf, shall be responsible for the management and coordination of all the Services to be rendered by the Company.  Such designee shall be subject to the approval of the Commissioner.  Such approval shall not be unreasonably withheld.  Company shall provide an organization chart with all key personnel of this Project and their contact numbers.  Company shall designate a contact person and a backup person which the City will be able to contact on a 24-hour basis in case of any emergency situation.

M.	License of Design Deliverables and Proprietary Technology

All design and engineering deliverables required to be prepared and furnished by the Company in order to perform the Services, and the Company’s proprietary technology related to its ARP®, shall hereby be licensed to the City on a nonexclusive, irrevocable, royalty free basis for use solely in the construction and operation of the System built in accordance with Company’s design and located at the 26th Ward WPCP.  The Company shall deliver to the Commissioner all such design deliverables, which thereafter the City may utilize in whole or in part solely for the above stated purposes without payment of any additional compensation to the Company.  Subject to the license provided herein, the Company shall retain all rights, title and interest in the design deliverables and all proprietary property related to the ARP®, including improvements with respect to the Company’s technology that are developed at the 26th Ward WPCP by the Company.  The provisions of this clause shall survive any termination of this Agreement.

Contract No. PO-98B

N.	Confidentiality

The Company shall hold all information furnished by the NYCDEP as confidential.  All of the reports, information or data, furnished to or prepared, assembled or used by the Company under this Agreement are to be held confidential, and prior to publication, the Company agrees that the same shall not be made available to any individual or organization without the prior written approval of the NYCDEP.  At any time prior to the completion of this Agreement, the Company shall not make any statement to the press or release any information or material to the public for publication through any media or communication, having a bearing on or referring to this Agreement or any work performed hereunder without prior written approval of the City, except that which Company is required to disclose pursuant to reporting requirements of the Securities and Exchange Commission Act of 1934, as amended.  Notwithstanding the above, the Company shall be permitted to allow third parties, including potential investors or users of the ARP® technology, to visit and tour the 26th Ward WPCP and to review operating data relating to the 26th Ward WPCP, including the System, at the prior approval of the City, which approval may be withheld at the City’s sole discretion.  The Company shall cause all Subcontractors to comply with the provisions of this section.

The City acknowledges that the 26th Ward WPCP will incorporate proprietary technology owned by the Company.  In the course of performing its responsibilities under this Agreement, the Company may provide the City with confidential information and the City agrees that all written or electronic information marked confidential by the Company shall be kept confidential and shall not be released by the City without prior written approval from the Company, unless the City is ordered to do so by a court of competent jurisdiction or pursuant to law.  The City shall make no copies of any confidential documents provided by the Company under this Agreement other than for the use by the City’s employees who need such information to perform their normal duties with respect to the 26th Ward WPCP.

The confidentiality provisions of this clause shall only be applicable during the period of this Agreement.

O.	Services of the Company

The Services to be performed by the Company shall at all times be subject to the inspection of the Commissioner.  Acceptance by the Commissioner of any work or document hereunder shall not relieve the Company of sole responsibility for completing the Services as expressly set forth in this Agreement, in accordance with all applicable laws and regulations.

Contract No. PO-98B

P.	No Consequential Damages; Limitation of Liability

Either party to this Agreement shall have the right to pursue any remedy at law or in equity as a result of a material breach of this Agreement by the other party.  However, any remedy for damages shall be limited to the recovery of actual damages.  Neither party shall be liable to the other party hereunder for special, indirect, incidental, consequential or punitive damages resulting from or arising out of this Agreement.  The Company’s total responsibility to the City for any claims, damages, losses or liabilities arising out of or related to its performance of any particular Phase of work under this Agreement shall not exceed the price payable hereunder to the Company for the work.  Notwithstanding the above, the limitations in this clause shall not apply to third party claims which result or may result in liability to the City and for which the Company has agreed to indemnify the City pursuant to this Agreement.

ARTICLE III:  INFORMATION AND WORK TO BE FURNISHED BY
THE DEPARTMENT OF ENVIRONMENTAL PROTECTION

The City, acting through the NYCDEP, shall be responsible for all aspects of site preparation work and construction activities related to the demolition and rehabilitation of the Cake Storage Building, process equipment, and miscellaneous systems at the 26th Ward WPCP in order to accommodate the installation of the ARP®  equipment and the operation of the ARP®.  Such activities shall be performed in accordance with the design and engineering materials provided by the Company.  Upon completion of all site preparation work and construction activities, the NYCDEP shall certify to the Company that such activities have been successfully completed.  The City shall be responsible for the operation of all aspects of the 26th Ward WPCP (other than the System which shall be operated by the Company).  The obligations of the City are further described in the Specific Requirements in Attachment 1.

In order to assist the Company in performing its Services, the NYCDEP shall make available to the Company all existing studies, drawings, and other data in its possession, which may be of assistance to the Company in performing the Services.  It shall be the responsibility of the Company to determine the reliability and accuracy of all information furnished by the NYCDEP.  Where the Company finds that the information so furnished is incomplete or inadequate it shall so inform the Commissioner and shall incorporate its findings in its work product produced pursuant to this Agreement.

ARTICLE IV:  PAYMENT FOR SERVICES

The specific provisions for payment for Services are set forth as follows:

A.	Phase 1 - Design and Engineering Services

Contract No. PO-98B

1.
The total lump sum cost for the design and engineering Services related to the demolition and rehabilitation of the Cake Storage Building and miscellaneous systems at the 26th Ward WPCP in order to accommodate the Company’s ARP®  is $5,786,197,  which shall be payable in accordance with Attachment No. 4 – Payment Schedule. Each payment shall be based upon achieving certain milestones (i.e. 30%, 60%, 90% plans and specifications) and accompanied by an invoice from the Company and approved by the NYCDEP.  With respect to each invoice, the Company shall be required to certify that it has completed the applicable work related to such invoice, as described in Attachment No. 6.  In addition, the Company shall include the relevant supporting material with each invoice.

B.	Phase 2 - Equipment Supply Services

1.
The total lump sum cost for the equipment supply Services related to providing and installing the ARP®  equipment at the 26th Ward WPCP and starting-up the System is $13,441,300 which shall be payable in accordance with Attachment No. 4 – Payment Schedule. Each payment shall be based upon an invoice from the Company and approved by the NYCDEP.  With respect to each invoice, the Company shall be required to certify that it has completed the applicable work related to such invoice.  In addition, the Company shall include the relevant supporting material with each invoice.

2.
The parties acknowledge that the start-up period is thirty (30) days.  The payments for start-up services are included in the amount set forth above in subsection 1 of this clause B.  The Company shall be responsible for the marketing, sale, and/or disposal of ammonium sulfate.  The City will provide all utilities.

C.	Phase 3 - Operation and Maintenance Services

1.
The City shall pay the Company for operation and maintenance Services with respect to the System.  Once the startup of the System has been completed and accepted by the NYCDEP, the operational period shall commence.  The operational period shall have a one year (twelve (12) month) duration.  The annual base operating fee shall be $2,324,383.  During the operational period, the Company shall be paid on a monthly basis as detailed in Attachment No. 4 – Payment Schedule.  The Company shall submit a monthly invoice, no later than the fifteenth of the following month detailing personnel assigned to the project and the actual hours worked.  The Company shall submit a Final Summary Report within thirty (30) days of the last day of operation period and such Report shall summarize the performance of the System during the operating period.

Contract No. PO-98B

2.
In addition to the payments listed above, the City shall reimburse the Company, on a monthly basis, the Company’s actual costs related to (a) chemicals and reagents used with respect to the ARP®, including costs to transport and deliver such materials, and (b) the handling, storage, and transportation of byproducts from the System, including ammonium sulfate (including the Company’s reasonable internal costs and reasonable overhead).  The estimated amount for such items during the operational period (as described in Attachment 4) is $5,580,800, however, the Company shall be reimbursed for such costs based on the actual costs incurred during such period.  The Company shall be responsible for the marketing, sale, and/or disposal of ammonium sulfate.  The City will provide all utilities.

D.	Potential Delays

The lump sum prices set forth in clauses A, B and C above are subject to change in the event that work is not authorized to commence by December 31, 2010.  If such event(s) occur, the Company shall be entitled to receive additional funds to cover any increased costs, which increased costs shall be substantiated by the Company with all applicable supporting materials; provided that any such increase shall be subject to approval by the City.

E.	Certain Taxes

The City acknowledges that the Company shall not be responsible for any New York State or local sales or use taxes or excise taxes with respect to any materials or equipment purchased or services provided with respect to this Agreement on behalf of the City to the extent permitted by law.  In addition, the City acknowledges that the Company shall not be responsible for any real property taxes with respect to the 26th Ward WPCP or the System.  In the event that any such taxes are assessed against the Company, the City shall reimburse the Company for such amounts.  The Company agrees to cooperate with the City and follow the directions of the City in order to avoid the incurrence of taxes for which an exemption exists.  The City shall provide the Company with its tax identification number or other relevant documentation related to obtaining tax exemptions.

F.	Delivery of Invoices

The City and the Company acknowledge that the timing for the provision of design and engineering Services and equipment supply Services will overlap and that invoices related to both Phases will, to a certain extent, be provided simultaneously.  The Company shall send all invoices to the following address:

Process Planning Section
Division of Operation Support
Bureau of Wastewater Treatment
Department of Environmental Protection
96-05 Horace Harding Expressway, 2/FL.
Corona, NY 11368

Contract No. PO-98B

ARTICLE V:  EXECUTION BY COMMISSIONER AND COMPANY

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in sextuplicate, three parts of which are to remain with the Commissioner, one other to be filed with Comptroller of the City of New York, and two others to be delivered to the Company.

THE CITY OF NEW YORK DEPARTMENT OF ENVIRONMENTAL PROTECTION

By:	/s/ Caswell Holloway
Commissioner

Approved as to Form
Certified as to Legal Authority

[indecipherable]
Assistant Corporation Counsel

Date:	MAR 09 2010

THE COMPANY

By:	/s/ Cary Bullock
ThermoEnergy Corporation
Name: Cary Bullock
Title: CEO
Seal and Attest

Contract No. PO-98B

ACKNOWLEDGEMENT BY COMMISSIONER

STATE OF NEW YORK	)
) SS.:
COUNTY OF QUEENS	)

On this 11th day of May, before me personally came Caswell Holloway to me know and known to me to be the Commissioner of the Department of Environmental Protection of the City of New York, the person described in and who executed the foregoing instrument, and he acknowledge to me that he executed the same as such Commissioner for the purposes therein mentioned.

/s/ Jacqueline Ajax
Notary Public or Commissioner of Deeds

Jacqueline Ajax
Notary Public State of New York
No. 01AJ4961476
Qualified in Queens County
Commission Expires Jan 22, 2014

Contract No. PO-98B

ACKNOWLEDGEMENT BY CORPORATION

STATE OF NEW YORK	)
) SS.:
COUNTY OF NEW YORK	)

On this 7 day of May, before me personally came Cary Bullock, who being by me sworn, did dispose and say that he resides at 124 West Capitol Street Little Rock, AK: that he is the CEO of ThermoEnergy Corporation, the corporation described in and which executed the foregoing instrument: that he knows the seal of said corporation; that the seal affixed to the said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation; and that he signed his name thereto by like order.

/s/ Jacqueline Ajax
Notary Public or Commissioner of Deeds

Jacqueline Ajax
Notary Public State of New York
No. 01AJ4961476
Qualified in Queens County
Commission Expires Jan 22, 2014

Contract No. PO-98B

APPENDIX A14 GENERAL PROVISIONS GOVERNING CONTRACTS FOR CONSULTANTS, PROFESSIONAL AND TECHNICAL SERVICES For the Services of: THERMOENERGY CORPORATION For Ammonia Removal Process System Contract

Contract No. PO-98B

APPENDIX A

GENERAL PROVISIONS GOVERNING CONTRACTS FOR CONSULTANTS, PROFESSIONAL AND TECHNICAL SERVICES

ARTICLE 1. DEFINITIONS		1

ARTICLE 2. REPRESENTATIONS AND WARRANTIES		1

2.1	PROCUREMENT OF AGREEMENT	1

2.2	CONFLICT OF INTEREST	2

2.3	FAIR PRACTICES	2

ARTICLE 3. AUDIT BY THE DEPARTMENT AND CITY		2

ARTICLE 4. COVENANTS OF THE CONSULTANT		3

4.1	EMPLOYEES	3

4.2	INDEPENDENT CONSULTANT STATUS	4

4.3	INSURANCE	5

4.4	PROTECTION OF CITY PROPERTY	9

4.5	CONFIDENTIALITY	9

4.6	BOOKS AND RECORDS	10

4.7	RETENTION OF RECORDS	10

4.8	COMPLIANCE WITH LAW	10

4.9.1	INVESTIGATION CLAUSE	10

4.10	ASSIGNMENT	12

4.11	SUBCONTRACTING	13

4.12	PUBLICITY	13

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Contract No. PO-98B

4.13	PARTICIPATION IN AN INTERNATIONAL BOYCOTT	14

4.14	INVENTIONS, PATENTS AND COPYRIGHTS	15

4.15	INFRINGEMENTS	15

4.16	ANTI-TRUST	15

ARTICLE 5. TERMINATION		15

5.1	TERMINATION OF AGREEMENT	15

ARTICLE 6. CLAIMS, WAIVER, ETC		17

6.1	CONFLICT OF LAWS	17

6.2	GENERAL RELEASE	18

6.3	CLAIMS AND ACTIONS THEREON	18

6.4	NO CLAIM AGAINST OFFICERS, AGENTS OR EMPLOYEES	18

6.5	WAIVER	18

6.6	NOTICE	18

6.7	ALL LEGAL PROVISIONS DEEMED INCLUDED	19

6.8	SEVERABILITY	19

6.9	POLITICAL ACTIVITY	19

6.10	MODIFICATION	19

6.11	PARAGRAPH HEADINGS	20

6.12	NO REMOVAL OF RECORDS FROM PREMISES	20

6.13	INSPECTION AT SITE	20

ARTICLE 7. MERGER		20

ARTICLE 8. CONDITIONS PRECEDENT		20

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Contract No. PO-98B

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Contract No. PO-98B

APPENDIX A

GENERAL PROVISIONS GOVERNING CONTRACTS FOR

CONSULTANTS, PROFESSIONAL AND TECHNICAL SERVICES

ARTICLE 1. DEFINITIONS

As used throughout this Agreement, the following terms shall have the meaning set forth below:

a.	“City” shall mean the City of New York, its departments and political divisions.

b.	“Comptroller” shall mean the Comptroller of the City of New York.

c.	“Department” shall mean the New York City Department of Environmental Protection (“DEP”).

d.
“Commissioner” or “Administrator” shall mean the Commissioner of  the New York City Department of Environmental Protection, or his or her duly authorized representative.  The term “duly authorized representative” shall include any person or persons acting within the limits of his or her authority.

e.
“Law” or “Laws” shall include but not be limited to the New York City Charter, the New York City Administrative Code, a local law of the City of New York, and any ordinance, rule or regulation having the force of law.

ARTICLE 2.  REPRESENTATIONS AND WARRANTIES

2.1           PROCUREMENT OF AGREEMENT

A.
The Consultant represents and warrants that no person or selling agency has been employed or retained to solicit or secure this Agreement upon an agreement or understanding for a commission, percentage, brokerage fee, contingent fee or any other compensation.  The Consultant further represents and warrants that no payment, gift or thing of value has been made, given or promised to obtain this or any other agreement between the parties.  The Consultant makes such representations and warranties to induce the City to enter into this Agreement and the City relies upon such representations and warranties in the execution hereof.

B.
For a breach or violation of such representations or warranties, the Administrator shall have the right to annul this Agreement without liability, entitling the City to recover all monies paid hereunder and the Consultant shall not make claim for, or be entitled to recover, any sum or sums due under this Agreement.  This remedy, if effected, shall not constitute the sole remedy afforded the City for the falsity or breach, nor shall it constitute a waiver of the City's right to claim damages or refuse payment or to take any other action provided for by law or pursuant to this Agreement.

Contract No. PO-98B

2.2	CONFLICT OF INTEREST

The Consultant represents and warrants that neither it nor any of its directors, officers, members, partners or employees, has any interest nor shall they acquire any interest, directly or indirectly, which would or may conflict in any manner or degree with the performance or rendering of the services herein provided.  The Consultant further represents and warrants that in the performance of this Agreement no person having such interest or possible interest shall be employed by it.  No elected official or other officer or employee of the City or Department, nor any person whose salary is payable, in whole or in part, from the City Treasury, shall participate in any decision relating to this Agreement which affects his or her personal interest or the interest of any corporation, partnership or association in which is, directly or indirectly, interested; nor shall any such person have any interest, direct or indirect, in this Agreement or in the proceeds thereof.

2.3	FAIR PRACTICES

The Consultant and each person signing on behalf of any consultant represents and warrants and certifies, under penalty of perjury, that to the best of its knowledge and belief:

A.
The prices in this contract have been arrived at independently without collusion, consultation, communication, or agreement, for the purpose of restricting competition, as to any matter relating to such prices with any other bidder or with any competitor;

B.
Unless otherwise required by law, the prices which have been quoted in this contract and on the proposal submitted by the Consultant have not been knowingly disclosed by the Consultant prior to the proposal opening, directly or indirectly, to any other bidder or to any competitor; and

C.	No attempt has been made or will be made by the Consultant to induce any other person, partnership or corporation to submit or not to submit a proposal for the purpose of restricting competition.

The fact that the Consultant (a) has published price lists, rates, or tariffs covering items being procured, (b) has informed prospective customers of proposed or pending publications of new or revised price lists for such items, or (c) has sold the same items to other customers at the same prices being bid, does not constitute, without more, a disclosure within the meaning of the above.

ARTICLE 3.  AUDIT BY THE DEPARTMENT AND CITY

3.1
All vouchers or invoices presented for payment to be made hereunder, and the books, records and accounts upon which said vouchers or invoices are based are subject to audit by the Department and by the Comptroller of the City of New York pursuant to the powers and responsibilities as conferred upon said Department and said Comptroller by the New York City Charter and Administrative Code of the City of New York, as well as all orders and regulations promulgated pursuant thereto.

Contract No. PO-98B

3.2
The Consultant shall submit any and all documentation and justification in support of expenditures or fees under this Agreement as may be required by said Department and said Comptroller so that they may evaluate the reasonableness of the charges and shall make its records available to the Department and to the Comptroller as they consider necessary.

3.3
All books, vouchers, records, reports, canceled checks and any and all similar material may be subject to periodic inspection, review and audit by the State of New York, Federal Government and other persons duly authorized by the City.  Such audit may include examination and review of the source and application of all funds whether from the City, any State, the Federal Government, private sources or otherwise.

3.4	The Consultant still not be entitled to final payment under the Agreement until all requirements have been satisfactorily met.

ARTICLE 4.  COVENANTS OF THE CONSULTANT

4.1	EMPLOYEES

A.
All experts or consultants or employees of the Consultant who are employed by the Consultant to perform work under this contract are neither employees of the City nor under contract to the City and the Consultant alone is responsible for their work, direction, compensation and personal conduct while engaged under this Agreement.  Nothing in the contract shall impose any liability or duty on the City for the acts, omissions, liabilities, or obligations of the Consultant any person, firm, company, agency, association, expert, consultant, independent contractor, specialist, trainee, employee, servant, or agent, or for taxes of any nature including but not limited to unemployment insurance, workmen's compensation, disability benefits and social security, or, except as specifically stated in this contract, to any person, firm or corporation.

B.
The Consultant shall be solely responsible for all physical injuries or death to its agents, servants, or employees or to any other person or damage to any property sustained during its operations and work on the project under this agreement resulting from any act of omission or commission or error in judgment of any of its officers, trustees, employees, agents, servants, or independent contractors, and shall hold harmless and indemnify the City from liability upon any and all claims for damages on account of such injuries or death to any such person or damages to property on account of any neglect, fault or default of the Consultant, its officers, trustees, employees, agents, servants, or independent contractors.  The Consultant shall be solely responsible for the safety and protection of all of its employees whether due to the negligence, fault or default of the Consultant or not.

Contract No. PO-98B

C.	Workers' Compensation and Disability Benefits

If this Agreement be of such a character that the employees engaged thereon are required to be insured by the provision of Chapter 615 of the Laws of 1922, known as the “Workers' Compensation Law” and acts amendatory thereto, the Agreement shall be void and of no effect unless the Consultant shall secure compensation for the benefit of, and keep insured during the life of this Agreement such employees in compliance with the provision of said law, inclusive of Disability Benefits; and, shall furnish the Department with two (2) certificates of these insurance coverages.

D.	Unemployment Insurance

Unemployment Insurance coverage shall be obtained and provided by the Consultant for its employees.

E.	Minimum Wage

Except for those employees whose minimum wage is required to be fixed pursuant to Section 220 of the Labor Law of the State of New York, all persons employed by the Consultant in the performance of this Agreement shall be paid, without subsequent deduction or rebate, unless expressly authorized by law, not less than the minimum wage as prescribed by law.  Any breach or violation of the foregoing shall be deemed a breach or violation of a material provision of this Agreement.

4.2	INDEPENDENT CONSULTANT STATUS

The Consultant and the Department agree that the Consultant is an independent consultant, and not an employee of the Department or the City of New York, and that in accordance with such status as independent consultant, the Consultant covenants and agrees that neither it nor its employees or agents will hold themselves out as, nor claim to be, officers or employees of the City of New York, or of any department, agency or unit thereof, by reason hereof, and that they will not, be reason hereof, make any claim, demand or application to or for any rights or privilege applicable to an officer or employee of the City of New York, including, but not limited to, Workmen's Compensation coverage, Unemployment Insurance Benefits, Social Security coverage or employee retirement membership or credit.

Contract No. PO-98B

4.3	INSURANCE

A.           AGREEMENT TO INSURE

The following general schedule of insurance is required for this Agreement.

Commercial General Liability

☒	Commercial General Liability CG 00 01 (ed.10/93) or equivalent. Combined Single Limit-Bodily Injury and Property Damage:

$ 3,000,000 per occurrence:

$ 3,000,000 products/completed operations aggregate

$ 3,000,000 personal injury

$ 6,000,000 general aggregate

$ 25,000 per claim maximum deductible, except as approved by DEP.

Workers Compensation

☒	Statutory per New York State Law without regard to jurisdiction.

☒	Business Auto Coverage:

CA 00 01 (ed. 06/92) or equivalent Combined Single Limit - Bodily Injury and Property Damage.  The following coverage must be provided:

Bodily Injury & Property Damage $2,000,000 Each Occurrence

☐	Professional Liability per CNA Design Professionals 1-87503-A (ed 08/83) or equivalent as applicable for all design and engineering service afforded under this contract except as approved by DEP.

$  per claim

$  aggregate

$   maximum deductible, except as specifically approved pursuant to ¶vii below.

(i)	The Consultant is required to obtain and to maintain insurance outlined in the above Schedule.

Contract No. PO-98B

(ii)
The insurance required for this contract must be on forms acceptable to DEP and offered by Insurers acceptable to DEP.  The insurance for all New York Consultants must be issued by New York authorized carriers except as approved by DEP and in any event must comply with all standards of form set forth in above.  Insurance for non-New York Consultants must be through insurers and sureties admitted and authorized in the state of headquarters of the Consultant, have an A.M. rating of A or better and meet the standards of form set forth in New York Law & Regulation apply without regard to jurisdiction as standards of coverage.

(iii)
Where circumstances warrant, DEP may, at its discretion subject to acceptance by the Law Department and/or the Office of the Comptroller, accept letters of credit or custodial accounts in lieu of specific insurance requirements.  The letter of credit must be on a form prescribed by DEP and payable at a New York City office of  a bank approved by DEP.

(iv)
The Consultant agrees that all insurance contributing to satisfaction of insurance requirements shall not be materially modified, terminated or canceled by the Consultant without prior written approval of DEP.

(v)
The Consultant shall be solely responsible for payment of all premiums for insurance contributing to satisfaction of the above Schedule requirements and shall be solely responsible for the payment of all deductibles to which such policies are subject, whether or not the City of New York is an insured under the policy.

(vi)
Claims made policies will be accepted only for professional liability and such other risks as are authorized by the New York State Insurance Department.  All such policies contributing to satisfaction of requirements shall have extended reporting period option or automatic coverage of not less than two years.  If provided as an option, the Consultant agrees to purchase the extended reporting period on cancellation or termination unless a new policy is effecting with a retroactive date, including at least last policy year.

(vii)
The Consultant shall promptly notify its Insurance Carrier and DEP’s General Counsel within 24 hours of any accident~~s~~ arising in the course of operations under this contract causing bodily injury or property damage and shall cooperate fully with the Department in providing all such records and information as may be requested by DEP’s General Counsel in anticipation of claims against the City which may arise from the accident. A complete written report of the accident shall be made within five business days.

Notice to the Insurance Carrier by the Consultant of an accident or claim on the site shall constitute notice by the City to the Insurance Carrier.

(viii)	The Consultant may apply to DEP for approval of higher deductibles based on financial capacity and quality of the carrier affording coverage.

Contract No. PO-98B

1.	Commercial General Liability:

Before commencing work at the site, the Consultant shall procure a commercial general liability insurance policy issued by a New York admitted carrier via the New York admitted market through a New York licensed resident broker in the  Consultant’s name, and naming the, New York City Department of Environmental Protection as additional insured (CG 20 10 (10/93) ), and endorsed to cover liability assumed by the Consultant under the indemnity provisions of this agreement.  This insurance policy must be maintained during the life of the contract and shall protect the City, as additional insured, the Consultant and its subconsultants  performing work at the site from claims for property damage and/or bodily injury which may arise from operations under this contract, whether such operations are performed by the Consultant or anyone directly or indirectly employed by the Consultant.  Two certificates of insurance shall be furnished to the Contract Management Office in a manner acceptable to DEP, together with copies of all endorsements as pertain to the requirements of this contract.

The policy shall contain no exclusions or endorsements which are not acceptable to the City and to DEP and shall be of a form and by an insurance company acceptable to the City and DEP.

Commercial General Liability - Endorsements and Exclusions

The following endorsements are required to be made on the policy.

a.
Notice shall be addressed to the  Department of Environmental Protection, Agency Chief Contracting Officer, ATTN: Contract Management Office (Insurance), 17th Floor,  59-17 Junction Blvd., Corona, New York 11368

b.
Notice of Cancellation of Policy:  The policy shall not be canceled, terminated, modified, or changed by the Insurance Carrier or Consultant unless the  30 day~~s~~ prior written notice is sent to the Contract Management Office.

c.	The following shall also be added as additional insureds:

2.	Business Auto Coverage

The Consultant shall provide the Contract Management Office with evidence of insurance covering all owned, non-owned, and hired vehicles to be used in connection with this Agreement.  If on a "schedule autos" basis, Consultant shall present the schedule of insured autos, including the vehicles to be used for operations under this contract.

Contract No. PO-98B

3.	Workers Compensation and Disability Benefit Insurance

Prior to the execution of this contract, the Consultant shall procure Workers Compensation Insurance in accord with the Laws of the State of New York, without regard to jurisdiction, on behalf of all employees who are to provide labor or service under this contract.

If leased employees are to be used under this contract, consultant shall furnish copy of lease agreement to the Department’s Contract Management Office, together with confirmation of New York mandated endorsements to Workers Compensation policies of contractors and leasing company.  Prior to starting work, a list of all leased employees shall be furnished to the Department’s Project Manager for this contract.

Two certificates of such insurance or authority for self-insurance shall be furnished to the Contract Management Office.

4.	Professional Liability Insurance:

CNA DESIGN PROFESSIONALS - 1-87503-A (ed.8/83), or equivalent.

Covering as insured the Consultant.

Professional liability policies shall include an endorsement whereby the Consultant indemnifies and holds harmless the Commissioner and the City and each officer, agent, and employee of the City against all claims against any of them, for personal injury or wrongful death or property damage arising out of the negligent performance of professional services or caused by any error, omission, or negligent act of the Consultant or anyone employed by the Consultant.

All subconsultants providing professional services under this contract shall also provide evidence of professional liability insurance to the Contract Management Office at limits appropriate to the exposures of the subconsultants work, with deductible suitable for the financial capacity of the subconsultants and through carriers and on-forms acceptable to DEP.

B.	PROOF OF INSURANCE

The Consultant agrees to procure and maintain insurance of the kinds and in the amounts hereinabove provided by insurance companies authorized to do business in the State of New York, covering all work under this Agreement whether performed by the Consultant or subconsultants.

Before commencing work under this Agreement, the Consultant shall furnish to the Contract Management Office, two certificates of such insurance  (the original and one copy) and copies of forms, policies, endorsements or other documentation as may be required to determine compliance with insurance requirements.

Contract No. PO-98B

C.	DURATION OF INSURANCE

The insurance policies described in this Article shall be continuously kept in force for the term of the contract, except that:

Professional Liability Insurance shall be maintained until at least one year after completion of all work required under this Agreement.

D.
In the event that any claim is made or any action is brought against the City arising out of negligent or careless acts of an employee of the Consultant, either within or without the scope of his employment, or arising out of Consultant's negligent performance of this Agreement, then the City shall the right to withhold further payments hereunder for the purpose of set-off in sufficient sum to cover the said claim or action.  The rights and remedies of the City provided for in this clause shall not be exclusive and are in addition to any other rights and remedies provided by law or this Agreement.

4.4	PROTECTION OF CITY PROPERTY

A.
The Consultant assumes the risk of, and shall be responsible for, any loss or damage to City property, including property and equipment leased by the City, used in the performance of this Agreement; and caused, either directly or indirectly by the acts, conduct, omissions or lack of good faith of the Consultant, its officers, managerial personnel and employees, or any person, firm, company, agent or others engaged by the Consultant as expert, consultant, specialist or subconsultant hereunder.

B.
In the event that any such City property is lost or damaged, except for normal wear and tear, then the City shall have the right to withhold further payments hereunder for the purpose of set-off, in sufficient sums to cover such loss or damage.

C.
The Consultant agrees to indemnify the City and hold it harmless from any and all liability or claims for damages due to any such loss or damage to any such City property described in subsection A above.

D.	The rights and remedies of the City provided herein shall not be exclusive and are in addition to any other rights and remedies provided by law or by this Agreement.

4.5	CONFIDENTIALITY

All of the reports, information or data, furnished to or prepared, assembled or used by the Consultant under this Agreement are to be held confidential, and prior to publication, the Consultant agrees that the same shall not be made available to any individual or organization without the prior written approval of the Department.

Contract No. PO-98B

4.6	BOOKS AND RECORDS

The Consultant agrees to maintain separate and accurate books, records, documents and other evidence and accounting procedures and practices which sufficiently and properly reflect all direct and indirect costs of any nature expended in the performance of this Agreement.

4.7	RETENTION OF RECORDS

The Consultant agrees to retain all books, records, and other documents relevant to this Agreement for six years after the final payment or termination of this Agreement, whichever is later.  City, State and Federal auditors and any other persons duly authorized by the Department shall have full access to and the right to examine any of said materials during said period.

4.8	COMPLIANCE WITH LAW

Consultant shall render all services under this Agreement in accordance with applicable provisions of federal, state and local laws, rules and regulations as are in effect at the time such services are rendered.

4.9.1	INVESTIGATION CLAUSE

The parties to this agreement to cooperate fully and faithfully with any investigation, audit or inquiry conducted by a State of New York (State) or City of New York (City) governmental agency or authority that is empowered directly or by designation to compel the attendance of witnesses and to examine witnesses under oath, or conducted by the Inspector General of a governmental agency that is a party in interest to the transaction, submitted bid, submitted proposal, contract, lease, permit, or license that is the subject of the investigation, audit or inquiry.

4.9.2(a)
If any person who has been advised that his or her statement, and any information from such statement, will not be used against him or her in any subsequent criminal proceeding refuses to testify before a grand jury or other governmental agency or authority empowered directly or by designation to compel the attendance of witnesses and to examine witnesses under oath concerning the award of or performance under any transaction, agreement, lease, permit, contract, or license entered into with the City, the State, or any political subdivision or public authority thereof, or the Port Authority of New York and New Jersey, or any local development corporation within the City, or any public benefit corporation organized under the laws of the State of New York, or;

4.9.2(b)
If any person refuses to testify for a reason other than the assertion of his or her privilege against self-incrimination in an investigation, audit or inquiry conducted by a City or State governmental agency or authority empowered directly or by designation to compel the attendance of witnesses and to take testimony under oath, or by the Inspector General of the governmental agency that is a party in interest in, and is seeking testimony concerning the award of, or performance under, any transaction, agreement, lease, permit, contract, or license entered into with the City, the State, or any political subdivision thereof or any local development corporation within the City, then;

Contract No. PO-98B

4.9.3(a)
The commission or agency head whose agency is a party in interest to the transaction, submitted bid, submitted proposal, contract, lease, permit, or license shall convene a hearing, upon not less than five (5) days written notice to the parties involved to determine if any penalties should attach for the failure of a person to testify.

4.9.3(b)
If any non-governmental party to the hearing requests an adjournment, the commissioner or agency head who convened the hearing may, upon granting the adjournment, suspend any contract, lease, permit, or license pending the final determination pursuant to paragraph 5 below without the City incurring any penalty or damages for delay or otherwise.

4.9.4	The penalties which may attach after a final determination by the commissioner or agency head may include but shall not exceed:

4.9.4(a)
The disqualification for a period not to exceed five (5) years from the date of an adverse determination for any person, or any entity of which such person was a member at the time the testimony was sought, from submitting bids for, or transacting business with, or entering into or obtaining any contract, lease, permit or license with or from the City; and/or

4.9.4(b)
The cancellation or termination of any and all such existing City contracts, leases, permits or licenses that the refusal to testify concerns and that have not been assigned as permitted under this agreement, nor the proceeds of which pledged, to an unaffiliated and unrelated institutional lender for fair value prior to the issuance of the notice scheduling the hearing, without the City incurring any penalty or damages on account of such cancellation or termination; monies lawfully due for goods delivered, work done, rentals, or fees accrued prior to the cancellation or termination shall be paid by the City

4.9.5
The commissioner or agency head shall consider and address in reaching his or her determination and in assessing an appropriate penalty the factors in paragraphs (a) and (b) below.  He or she may also consider, if relevant and appropriate, the criteria established in paragraphs (c) and (d) below in addition to any other information which may be relevant and appropriate:

4.9.5(a)
The party's good faith endeavors or lack thereof to cooperate fully and faithfully with any governmental investigation or audit, including but not limited to the discipline, discharge, or disassociation of any person failing to testify, the production of accurate and complete books and records, and the forthcoming testimony of all other members, agents, assignees or fiduciaries whose testimony is sought.

4.9.5(b)
The relationship of the person who refused to testify to any entity that is a party to the hearing, including, but not limited to, whether the person whose testimony is sought has an ownership interest in the entity and/or the degree of authority and responsibility the person has within the entity.

4.9.5(c)	The nexus of the testimony sought to the subject entity and its contracts, leases, permits or licenses with the City.

Contract No. PO-98B

4.9.5(d)
The effect a penalty may have on an unaffiliated and unrelated party or entity that has a significant interest in an entity subject to penalties under 4 above, provided that the party or entity has given actual notice to the commissioner or agency head upon the acquisition of the interest, or at the hearing called for in 3(a) above gives notice and proves that such interest was previously acquired.  Under either circumstances the party or entity must present evidence at the hearing demonstrating the potential adverse impact a penalty will have on such person or entity.

4.9.6(a)	The term “license” or “permit” as used herein shall be defined as a license, permit, franchise or concession not granted as a matter of right.

4.9.6(b)	The term “person” as used herein shall be defined as any natural person doing business alone or associated with another person or entity as a partner, director, officer, principal or employee.

4.9.6(c)
The term “entity” as used herein shall be defined as any firm, partnership, corporation, association, or person that receives monies, benefits, licenses, leases, or permits from or through the City, or otherwise transacts business with the City.

4.9.6(d)	The term “member” as used herein shall be defined as any person associated with another person or entity as a partner, director, officer, principal or employee.

4.9.7
In addition to and notwithstanding any other provision of this agreement the Commissioner or agency head may in his or her sole discretion terminate this agreement upon not less that three (3) days written notice in the event consultant fails to promptly report in writing to the Commissioner of Investigation of the City of New York any solicitation of money, goods, requests for future employment or other benefit or thing of value, by or on behalf of any employee of the City of other person, firm, corporation or entity for any purpose which may be related to the procurement or obtaining of this agreement by the consultant, or affecting the performance of this contract.

4.10	ASSIGNMENT

A.
The Consultant shall not assign, transfer, convey, or otherwise dispose of this Agreement or of Consultant's rights, obligations, duties, in whole or in part, or of its right to execute it, or its right, title or interest in it or any part thereof, or assign, by power of attorney or otherwise, any of the notices due or to become due under this contract, unless the prior written consent of the Administrator shall be obtained.  Any such assignment, transfer, conveyance or other disposition without such consent shall be void.

B.
Failure of the Consultant to obtain any required consent to any assignment, shall be cause for termination for cause, at the option of the option of the Administrator; and if so terminated, the City shall thereupon be relieved and discharged from any further liability and obligation to the Consultant, its assignees or transferees, and all monies that may become due under the contract shall be forfeited to the City except so much thereof as may be necessary to pay the Consultant's employees.

Contract No. PO-98B

C.	The provisions of this clause shall not hinder, prevent, or affect or assignment by the Consultant for the benefit of its creditors made pursuant to the laws of the State of New York.

D.	This Agreement may be assigned by the City to any corporation, agency or instrumentality having authority to accept such assignment.

4.11	SUBCONTRACTING

A.
The Consultant agrees not to enter into any subcontracts for the performance of its obligations, in whole or in part, under this Agreement without the prior written approval of the Department.  Two copies of each such proposed subcontract shall be submitted to the Department with the Consultant's written request for approval.  All such subcontracts shall contain provisions specifying:

1.	That the work performed by the subconsultant must be in accordance with the terms of the Agreement between the Department and the Consultant,

2.	That nothing contained in such agreement shall impair the rights of the Department,

3.	That nothing contained herein, or under this Agreement between the Department and the Consultant, shall create any contractual relation between the subconsultant and the Department, and

4.	That the subconsultant specifically agrees to be bound by the confidentiality provision set forth in this Agreement between the Department and the Consultant.

B.
The Consultant agrees that it is fully responsible to the Department for the acts and omissions of the subconsultants and of persons either directly or indirectly employed by them as it is for the acts and omissions of persons directly employed by it.

C.	The aforesaid approval is required in all cases other than individual employer-employee contracts.

D.	The Consultant shall not in any way be relieved of any responsibility under this Contract by any subcontract.

4.12	PUBLICITY

A.
The prior written approval of the Department is required before the Consultant or any of its employees, servants, agents, or independent contractors may, at any time, either during or after completion or termination of this Agreement, make any statement to the press or issue any material for publication through any media of communication bearing on the work performed or data collected under this Agreement.

Contract No. PO-98B

B.
If the Contract publishes a work dealing with any aspect of performance under this Agreement, or of the results and accomplishments attained in such performance, the Department shall have a royalty free, non-exclusive and irrevocable license to reproduce, publish or otherwise use and to authorize others to use the publication.

4.13	PARTICIPATION IN AN INTERNATIONAL BOYCOTT

A.
The Consultant agrees that neither the Consultant nor any substantially-owned affiliated company is participating or shall participate in an international boycott in violation of the provisions of the Export Administration Act of 1979, as amended, or the regulations of the United States Department of Commerce promulgated thereunder.

B.
Upon the final determination of the Commerce Department or any other agency of the United States as to, or conviction of the Consultant or a substantially-owned affiliated company thereof, participation in an international boycott in violation of the provisions of the Export Administration Act of 1979, as amended, or the regulations promulgated thereunder, the Comptroller may, at his option, render forfeit and void this contract.

C.	The Consultant shall comply, in all respects, with the provisions of § 6-114 of the Administrative Code of the City of New York and the rules and regulations issued by the Comptroller thereunder.

Contract No. PO-98B

4.14	INVENTIONS, PATENTS AND COPYRIGHTS

A.
Any discovery or invention arising out of or developed in the course of performance of this Agreement shall be promptly and fully reported to the Department, and if this work is supported by a federal grant of funds, shall be promptly and fully reported to the Federal Government for determination as to whether patent protection on such invention shall be sought and how the rights in the invention or discovery, including rights under any patent issued thereon, shall be disposed of and administered in order to protect the public interest.

B.
No report, document or other data produced in whole or in part with contract funds shall be copyrighted by the Consultant nor shall any notice of copyright be registered by the Consultant in connection with any report, document or other data developed for the contract.

C.
In no case shall subsections A and B of this section apply to, or prevent the Consultant from asserting or protecting its rights in any report, document or other data, or any invention which existed prior to or was developed or discovered independently from the activity directly related to this Agreement.

4.15	INFRINGEMENTS

The Consultant shall be liable to the Department and hereby agrees to indemnify and hold the Department harmless for any damage or loss or expense sustained by the Department from any infringement by the Consultant of any copyright, trademark or patent rights of design, systems, drawings, graphs, charts, specifications or printed matter furnished or used by the Consultant in the performance of this Agreement.

4.16	ANTI-TRUST

The Consultant hereby assigns, sells, and transfers to the City all right, title and interest in and to any claims and causes of action arising under the anti-trust laws of the State of New York or of the United States relating to the particular goods or services purchased or procured by the City under this Agreement.

ARTICLE 5.  TERMINATION

5.1	TERMINATION OF AGREEMENT

A.	The Department and/or City shall have the right to terminate this Agreement, in whole or in part:

1.	Under any right to terminate as specified in any section of this Agreement.

2.	Upon the failure of the Consultant to comply with any of the terms and conditions of this Agreement.

Contract No. PO-98B

3.	Upon the Consultant's becoming insolvent.

4.	Upon the commencement under the Bankruptcy Act of any proceeding by or against the Consultant, either voluntarily or involuntarily.

5.	Upon the Commissioner's determination, termination is in the best interest of the City.

B.
The Department or City shall give the Consultant written notice of any termination of this Agreement specifying therein the applicable provisions of subsection A of this section and the effective date thereof which shall not be less than ten (10) days from the date the notice is received.

C.
The Consultant shall be entitled to apply to the Department to have this Agreement terminated by said Department by reason of any failure in the performance of this Agreement (including any failure by the Consultant to make progress in the prosecution of work hereunder which endangers such performance), if such failure arises out of causes beyond the control and without the fault or negligence of the Consultant.  Such causes may include, but are not restricted to:  acts of God or of the public enemy; acts of the Government in either its sovereign or contractual capacity; fire, floods; epidemics; quarantine restrictions; strikes; freight embargoes; or any other case beyond the reasonable control of the Consultant.  The determination that such failure arises out of causes beyond the control and without the fault or negligence of the Consultant shall be made by the Department which agrees to exercise reasonable judgment therein. If such a determination is made and the Agreement terminated by the Department pursuant to such application by the Consultant, such termination shall be deemed to be without cause.

D.	Upon termination of this Agreement the Consultant shall comply with the Department or City close-out procedures, including but not limited to:

1.	Accounting for and refund to the Department or City, within thirty (30) days, any unexpended funds which have been paid to the Consultant pursuant to this Agreement.

2.
Furnishing with thirty (30) days an inventory to the Department or City of all equipment, appurtenances and property purchased through or provided under this Agreement carrying out any Department or City directive concerning the disposition thereof.

3.
Not incurring or paying any further obligation pursuant to this Agreement beyond the termination date.  Any obligation necessarily incurred by the Consultant on account of this Agreement prior to receipt of notice of termination and falling due after such date shall be paid by the Department or City in accordance with the terms of this Agreement.  In no event shall the “obligation”, as used herein, be construed as including any lease agreement, oral or written, entered into between the Consultant and its landlord.

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4.	Turn over to the Department or City or its designees all books, records, documents and material specifically relating to this Agreement.

5.	Submit, within ninety (90) days, a final statement and report relating to the Agreement. The report shall be made by a certified public accountant or a licensed public accountant.

E.
In the event the Department or City shall terminate this Agreement, in whole or in part, as provided in paragraphs 1, 2, 3, or 4 of subsection A of this section, the Department or City may procure, upon such terms and in such manner as deemed appropriate, services similar to those so terminated, and the Consultant shall continue to performance of this Agreement to the extent not terminated hereby.

F.
Notwithstanding any other provisions of this contract, the Consultant shall not be relieved of liability to the City for damages sustained by the City by virtue of Consultant's breach of the contract, and the City may withhold payments to the Consultant for the purpose of set-off until such time as to the exact amount of damages due to the City from the Consultant is determined.

G.	The provisions of the Agreement regarding confidentiality of information shall remain in full force and effect following any termination.

H.	The rights and remedies of the City provided in this section shall not be exclusive and are in addition to all other rights and remedies provided by law or under this Agreement.

ARTICLE 6. CLAIMS, WAIVER, ETC.

6.1	CONFLICT OF LAWS

All disputes arising out of this Agreement shall be interpreted and decided in accordance with the laws of the State of New York.

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6.2	GENERAL RELEASE

The acceptance by the Consultant or its assignees of the final payment under this contract, whether by voucher, judgment of any court of competent jurisdiction or any other administrative means, shall constitute and operate as a general release to the City from any and all claims of and liability to the Consultant arising out of the performance of this contract.

6.3	CLAIMS AND ACTIONS THEREON

A.
No action at law or proceeding in equity against the City or Department shall lie or be maintained upon any claim based upon this Agreement or arising out of this Agreement or in any way connected with this Agreement unless the Consultant shall have strictly complied with all requirements relating to the giving of notice and of information with respect to such claims, all as herein provided.

B.
No action shall lie or be maintained against the City by Consultant upon any claims based upon this Agreement unless such action shall be commenced within six (6) months after the date of filing in the Office of the Comptroller of the City of the certificate for the final payment hereunder, or within six (6) months of the termination or conclusion of this Agreement, or within six (6) months after the accrual of the Cause of Action, whichever first occurs.

C.
In the event any claim is made or any action brought in any way relating to the Agreement herein, the Consultant shall diligently render to the Department and/or the City of New York without additional compensation any and all assistance which the Department and/or the City of New York may require of the Consultant.

D.
The Consultant shall report to the Department in writing within three (3) working days of the initiation by or against the Consultant of any legal action or proceeding in connection with or relating to this Agreement.

6.4	NO CLAIM AGAINST OFFICERS, AGENTS OR EMPLOYEES

No claim whatsoever shall be made by the Consultant against any officer, agent or employee of the City for, or on account of, anything done or omitted in connection with this contract.

6.5	WAIVER

Waiver by the Department of a breach of any provision of this Agreement shall not be deemed to be a waiver of any other or subsequent breach and shall not be construed to be a modification of the terms of the Agreement unless and until the same shall be agreed to in writing by the Department or City as required and attached to the original Agreement.

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6.6	NOTICE

The Consultant and the Department hereby designate the business addresses hereinabove specified as the places where all notices, directions or communications from one such party to the other party shall be delivered, or to which they shall be mailed.  Actual delivery of any such notice, direction or communication to a party at the aforesaid place, or delivery by certified mail shall be conclusive and deemed to be sufficient service thereof upon such party as of the date such notice, direction or communication is received by the party.  Such address may be changed at any time by an instrument in writing executed and acknowledged by the party making such change and delivered to the other party in the manner as specified above.  Nothing in this section shall be deemed to serve as a waiver of any requirements for the service of notice of process in the institution of an action or proceeding as provided by law, including the Civil Practice Law and Rules.

6.7	ALL LEGAL PROVISIONS DEEMED INCLUDED

It is the intent and understanding of the parties to this Agreement that each and every provision of law required to be inserted in this Agreement shall be and is inserted herein.  Furthermore, it is hereby stipulated that every such provision is to be deemed to be inserted herein, and if, through mistake or otherwise, any such provision is not inserted, or is not inserted in correct form, then this Agreement shall forthwith upon the application of either party be amended by such insertion so as to comply strictly with the law and without prejudice to the rights of either party hereunder.

6.8	SEVERABILITY

If this Agreement contains any unlawful provision not an essential part of the Agreement and which shall not appear to have been a controlling or material inducement to the making thereof, the same shall be deemed of no effect and shall upon notice by either party, be deemed stricken from the Agreement without affecting the binding force of the remainder.

6.9	POLITICAL ACTIVITY

There shall be no partisan political activity or any activity to further the election or defeat of any candidate for public, political or party office as part of or in connection with this Agreement, nor shall any of the funds provided under this Agreement be used for such purposes.

6.10	MODIFICATION

This Agreement may be modified by the parties in writing in a manner not materially affecting the substance hereof.  It may not be altered or modified orally.

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6.11	PARAGRAPH HEADINGS

Paragraph headings are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or intent of this contract and in no way affect this contract.

6.12	NO REMOVAL OF RECORDS FROM PREMISES

Where performance of this Agreement involves use by the Consultant of Department papers, files, data or records at Departmental facilities or offices, the Consultant shall not remove any such papers, files, data or records, therefrom without the prior approval of the Department's designated official.

6.13	INSPECTION AT SITE

The Department shall have the right to have representatives of the Department or of the City or of the State or Federal governments present at the site of the engagement to observe the work being performed.

ARTICLE 7.  MERGER

This written Agreement contains all the terms and conditions agreed upon by the parties hereto, and no other agreement, oral or otherwise, regarding the subject matter of this Agreement shall be deemed to exist or to bind any of the parties hereto, or to vary any of the terms contained herein.

ARTICLE 8.  CONDITIONS PRECEDENT

This contract shall neither be binding nor effective unless:

(a)	Approved by the Mayor pursuant to the provisions of Executive Order No. 42, dated October 9, 1975, in the event the Executive Order requires such approval; and

(b)	Certified by the Mayor (Mayor's Fiscal Committee created pursuant to Executive Order No. 43, dated October 14, 1975) that performance thereof will be in accordance with the City's financial plan; and

(c)
Approved by the New York State Financial Control Board (Board) pursuant to the New York State Financial Emergency Act for the City of New York, as amended, (the “Act”), in the event regulations of the Board pursuant to the Act require such approval.

(d)
It has been authorized by the Mayor and the Comptroller shall have endorsed his or her certificate that there remains unexpended and unapplied a balance of the appropriation of funds applicable thereto sufficient to pay the estimated expense of carrying out this Agreement.

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The requirements of this section of the contract shall be in addition to, and not in lieu of, any approval or authorization otherwise required for this contract to be effective and for the expenditure of City funds.

ARTICLE 9.  PROCUREMENT POLICY BOARD RULES

This contract is subject to the Rules and the Procurement Policy Board of the City of New York.   In the event of a conflict between and Rules and a provision of this contract, the Rules shall take precedence.

ARTICLE 10.  STATE LABOR LAW AND CITY ADMINISTRATIVE CODE

1.	As required by New York State Labor Law § 220-e:

(a)
That in the hiring of employees for the performance of work under this contract or any subcontract hereunder, neither the Consultant, Subconsultant, nor any person acting on behalf of such Consultant or Subconsultant, shall by reason of race, creed, color, sex or national origin discriminate against any citizen of the State of New York who is qualified and available to perform the work to which the employment relates;

(b)
That neither the Consultant, Subconsultant, nor any person on his behalf shall, in any manner discriminate against or intimidate any employee hired for the performance of work under this contract on account of race, creed, color, sex or national origin;

(c)
That there may be deducted from the amount payable to the Consultant by the City under this contract a penalty of five dollars for each person for each calendar day during which such person was discriminated against or intimidated in violation of the provisions of this contract; and

(d)
That this contract may be canceled or terminated by the City and all monies due or to become due hereunder may be forfeited, for a second or any subsequent violation of the terms or conditions of this section of the contract.

(e)
The aforesaid provisions of this section covering every contract for or on behalf of the State or a municipality for the manufacture, sale or distribution of materials, equipment or supplies shall be limited to operations performed within the territorial limits of the State of New York.

2.	As required by New York City Administrative Code § 6-108

(a)
It shall be unlawful for any person engaged in the construction, alteration or repair of buildings or engaged in the construction or repair of streets or highways pursuant to a contract with the City or engaged in the manufacture, sale or distribution of materials, equipment or supplies pursuant to a contract with the City to refuse to employ or to refuse to continue in any employment any person on account of the race, color or creed of such person.

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(b)
It shall be unlawful for any person or any servant, agent or employee of any person, described in subdivision (a) above, to ask, indicate or transmit, orally or in writing, directly or indirectly, the race, color, creed or religious affiliation of any person employed or seeking employment from such person, firm or corporation.

(c)	Disobedience of the foregoing provisions shall be deemed a violation of a material provision of this contract.

(d)
Any person, or the employee, manager or owner of or officer of such firm or corporation who shall violate any of the provisions of this section shall, upon conviction thereof, be punished by a fine of not more than one hundred dollars or by imprisonment for not more than thirty days, or both.

ARTICLE 11.  RESOLUTION OF DISPUTES

1.           All disputes between the City and the Consultant of the kind delineated in this section that arise under, or by virtue of, this Contract shall be finally resolved in accordance with the provisions of this section and Section 5-11 of the Rules of the Procurement Policy Board ("PPB Rules").  The procedure for resolving all disputes of the kind delineated herein shall be the exclusive means of resolving any such disputes.

(a)           This section shall not apply to disputes concerning matters dealt with in other sections of the PPB Rules or to disputes involving patents, copyrights, trademarks, or trade secrets (as interpreted by the courts of New York State) relating to proprietary rights in computer software.

(b)           For construction and construction-related services this section shall apply only to disputes about the scope of work delineated by the contract, the interpretation of contract documents, the amount to be paid for extra work or disputed work performed in connection with the contract, the conformity of the Consultant's work to the contract, and the acceptability and quality of the Consultant's work; such disputes arise when the Engineer makes a determination with which the Consultant disagrees.

2.           All determinations required by this section shall be clearly stated, with a reasoned explanation for the determination based on the information and evidence presented to the party making the determination.  Failure to make such determination within the time required by this section shall be deemed a non-determination without prejudice that will allow application to the next level.

3.           During such time as any dispute is being presented, heard, and considered pursuant to this section, the contract terms shall remain in full force and effect and the Consultant shall continue to perform work in accordance with the contract and as directed by the Agency Chief Contracting Officer ("ACCO") or Engineer.  Failure of the Consultant to continue the work as directed shall constitute a waiver by the Consultant of any and all claims being presented pursuant to this section and a material breach of contract.

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4.           Presentation of Dispute to Agency Head.

(a)           Notice of Dispute and Agency Response.  The Consultant shall present its dispute in writing ("Notice of Dispute") to the Agency Head within the time specified herein, or, if no time is specified, within thirty (30) days of receiving written notice of the determination or action that is the subject of the dispute.  This notice requirement shall not be read to replace any other notice requirements contained in the contract.  The Notice of Dispute shall include all the facts, evidence, documents, or other basis upon which the Consultant relies in support of its position, as well as a detailed computation demonstrating how any amount of money claimed by the Consultant in the dispute was arrived at.  Within thirty (30) days after receipt of the complete Notice of Dispute, the ACCO or, in the case of construction or construction-related services, the Engineer, shall submit to the Agency Head all materials he or she deems pertinent to the dispute. Following initial submissions to the Agency Head, either party may demand of the other the production of any document or other material the demanding party believes may be relevant to the dispute. The requested party shall produce all relevant materials that are not otherwise protected by a legal privilege recognized by the courts of New York State.  Any question of relevancy shall be determined by the Agency Head whose decision shall be final. Willful failure of the Consultant to produce any requested material whose relevancy the Consultant has not disputed, or whose relevancy has been affirmatively determined, shall constitute a waiver by the Consultant of its claim.

(b)           Agency Head Inquiry.  The Agency Head shall examine the material and may, in his or her discretion, convene an informal conference with the Consultant and the ACCO and, in the case of construction or construction-related services, the Engineer, to resolve the issue by mutual consent prior to reaching a determination.  The Agency Head may seek such technical or other expertise as he or she shall deem appropriate, including the use of neutral mediators, and require any such additional material from either or both parties as he or she deems fit.  The Agency Head's ability to render, and the effect of, a decision hereunder shall not be impaired by any negotiations in connection with the dispute presented, whether or not the Agency Head participated therein.  The Agency Head may or, at the request of any party to the dispute, shall compel the participation of any other Consultant with a contract related to the work of this contract and that Consultant shall be bound by the decision of the Agency Head.  Any Consultant thus brought into the dispute resolution proceeding shall have the same rights and obligations under this section as the Consultant initiating the dispute.

(c)           Agency Head Determination.  Within thirty (30) days after the receipt of all materials and information, or such longer time as may be agreed to by the parties, the Agency Head shall make his or her determination and shall deliver or send a copy of such determination to the Consultant and ACCO and, in the case of construction or construction-related services, the Engineer, together with a statement concerning how the decision may be appealed.

(d)           Finality of Agency Head Decision.  The Agency Head's decision shall be final and binding on all parties, unless presented to the Contract Dispute Resolution Board ("CDRB") pursuant to this section. The City may not take a petition to the CDRB.  However, should the Consultant take such a petition, the City may seek, and the CDRB may render, a determination less favorable to the Consultant and more favorable to the City than the decision of the Agency Head.

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5.           Presentation of Dispute to the Comptroller.  Before any dispute may be brought by the Consultant to the CDRB, the Consultant must first present its claim to the Comptroller for his or her review, investigation, and possible adjustment.

(a)           Time, Form, and Content of Notice.  Within thirty (30) days of receipt of a decision by the Agency Head, the Consultant shall submit to the Comptroller and to the Agency Head a Notice of Claim regarding its dispute with the agency. The Notice of Claim shall consist of (i) a brief statement of the substance of the dispute, the amount of money, if any, claimed and the reason(s) the Consultant contends the dispute was wrongly decided by the Agency Head; (ii) a copy of the decision of the Agency Head, and (iii) a copy of all materials submitted by the Consultant to the agency, including the Notice of Dispute.  The Consultant may not present to the Comptroller any material not presented to the Agency Head, except at the request of the Comptroller.

(b)           Agency Response.  Within thirty (30) days of receipt of the Notice of Claim, the agency shall make available to the Comptroller a copy of all material submitted by the agency to the Agency Head in connection with the dispute.  The agency may not present to the Comptroller any material not presented to the Agency Head, except at the request of the Comptroller.

(c)           Comptroller Investigation.  The Comptroller may investigate the claim in dispute and, in the course of such investigation, may exercise all powers provided in sections 7-201 and 7-203 of the New York City Administrative Code.  In addition, the Comptroller may demand of either party, and such party shall provide, whatever additional material the Comptroller deems pertinent to the claim, including original business records of the Consultant.  Willful failure of the Consultant to produce within fifteen (15) days any material requested by the Comptroller shall constitute a waiver by the Consultant of its claim.  The Comptroller may also schedule an informal conference to be attended by the Consultant, agency representatives, and any other personnel desired by the Comptroller.

(d)           Opportunity of Comptroller to Compromise or Adjust Claim.  The Comptroller shall have forty-five (45) days from his or her receipt of all materials referred to in 5(c) to investigate the disputed claim.  The period for investigation and compromise may be further extended by agreement between the Consultant and the Comptroller, to a maximum of ninety (90) days from the Comptroller's receipt of all the materials.  The Consultant may not present its petition to the CDRB until the period for investigation and compromise delineated in this paragraph has expired.  In compromising or adjusting any claim hereunder, the Comptroller may not revise or disregard the terms of the contract between the parties.

(6)           Contract Dispute Resolution Board.  There shall be a Contract Dispute Resolution Board composed of:

(a)           the chief administrative law judge of the Office of Administrative Trials  and Hearings ("OATH") or his/her designated OATH administrative law judge, who shall act as chairperson, and may adopt operational procedures and issue such orders consistent with this section as may be necessary in the execution of the CDRB’s functions, including, but not limited to, granting extensions of time to present or respond to submissions;

Contract No. PO-98B

(b)           the City Chief Procurement Officer ("CCPO") or his/her designee, or in the case of disputes involving construction, the Director of the Office of Construction or his/her designee; any designee shall have the requisite background to consider and resolve the merits of the dispute and shall not have participated personally and substantially in the particular matter that is the subject of the dispute or report to anyone who so participated , and

(c)           a person with appropriate expertise who is not an employee of the City.  This person shall be selected by the presiding administrative law judge from a prequalified panel of individuals, established and administered by OATH, with appropriate background to act as decision-makers in a dispute.  Such individuals may not have a contract or dispute with the City or be an officer or employee of any company or organization that does, or regularly represent persons, companies, or organizations having disputes with the City.

(7)           Petition to CDRB.  In the event the claim has not been settled or adjusted by the Comptroller within the period provided in this section, the Consultant, within thirty (30) days thereafter, may petition the CDRB to review the Agency Head determination.

(a)           Form and Content of Petition by Consultant.  The Consultant shall present its dispute to the CDRB in the form of a Petition, which shall include (i) a brief statement of the substance of the dispute, the amount of money, if any, claimed, and the reason(s) the Consultant contends that the dispute was wrongly decided by the Agency Head; (ii) a copy of the decision of the Agency Head; (iii) copies of all materials submitted by the Consultant to the agency; (iv) a copy of the decision of the Comptroller, if any, and (v) copies of all correspondence with, and material submitted by the Consultant to, the Comptroller’s Office.  The Consultant shall concurrently submit four complete sets of the Petition: one to the Corporation Counsel (Attn: Commercial and Real Estate Litigation Division), and three to the CDRB at OATH’s offices, with proof of service on the Corporation Counsel. In addition, the Consultant shall submit a copy of the statement of the substance of the dispute, cited in (i) above, to both the Agency Head and the Comptroller.

(b)           Agency Response. Within thirty (30) days of receipt of the Petition by the Corporation Counsel, the agency shall respond to the statement of the Consultant and make available to the CDRB all material it submitted to the Agency Head and Comptroller. Three complete copies of the agency response shall be submitted to the CDRB at OATH’s offices and one to the Consultant.  Extensions of time for submittal of the agency response shall be given as necessary upon a showing of good cause or, upon the consent of the parties, for an initial period of up to thirty (30) days.

(c)           Further Proceedings.  The Board shall permit the Consultant to present its case by submission of memoranda, briefs, and oral argument. The Board shall also permit the agency to present its case in response to the Consultant by submission of memoranda, briefs, and oral argument.  If requested by the Corporation Counsel, the Comptroller shall provide reasonable assistance in the preparation of the agency's case.  Neither the Consultant nor the agency may support its case with any documentation or other material that was not considered by the Comptroller, unless requested by the CDRB.  The CDRB, in its discretion, may seek such technical or other expert advice as it shall deem appropriate and may seek, on it own or upon application of a party, any such additional material from any party as it deems fit. The CDRB, in its discretion, may combine more than one dispute between the parties for concurrent resolution.

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(d)           CDRB Determination.  Within forty-five (45) days of the conclusion of all submissions and oral arguments, the CDRB shall render a decision resolving the dispute.  In an unusually complex case, the CDRB may render its decision in a longer period of time, not to exceed ninety (90) days, and shall so advise the parties at the commencement of this period.  The CDRB’s decision must be consistent with the terms of the contract.  Decisions of the CDRB shall only resolve matters before the CDRB and shall not have precedential effect with respect to matters not before the CDRB.

(e)           Notification of CDRB Decision.  The CDRB shall send a copy of its decision to the Consultant, the ACCO, the Corporation Counsel, the Comptroller, the CCPO, the Office of Construction, the PPB, and, in the case of construction or construction-related services, the Engineer. A decision in favor of the Consultant shall be subject to the prompt payment provisions of the PPB Rules. The Required Payment Date shall be thirty (30) days after the date the parties are formally notified of the CDRB’s decision.

(f)           Finality of CDRB Decision. The CDRB’s decision shall be final and binding on all parties.  Any party may seek review of the CDRB’s decision solely in the form of a challenge, filed within four months of the date of the CDRB’s decision, in a court of competent jurisdiction of the State of New York, County of New York pursuant to Article 78 of the Civil Practice Law and Rules.  Such review by the court shall be limited to the question of whether or not the CDRB’s decision was made in violation of lawful procedure, was affected by an error of law, or was arbitrary and capricious or an abuse of discretion.  No evidence or information shall be introduced or relied upon in such proceeding that was not presented to the CDRB in accordance with Section 5-11 of the PPB Rules.

(8)           Any termination, cancellation, or alleged breach of the contract prior to or during the pendency of any proceedings pursuant to this section shall not affect or impair the ability of the Agency Head or CDRB to make a binding and final decision pursuant to this section.

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ARTICLE 12.  CONTRACT CHANGES

Changes may be made to this contract only as duly authorized by the Agency Chief Contracting Officer or the Agency Chief Contracting Officer’s designee. Consultants deviating from the requirements of an original purchase order or contract without a duly approved change order, do so at their own risk.  All such changes, modifications and amendments will become a part of the original contract.

Contract changes will be made only for work necessary to complete the work included in the original scope of the contract, and for non-material changes to the scope of the contract.  Changes are not permitted for any material alteration in the scope of the work.

Changes may include any one or more of the following:

	Specification changes to account for design errors or omissions;


Changes in contract amount due to authorized additional or omitted work. Any such changes require appropriate price and cost analysis to determine reasonableness.  In addition, except for non-construction requirements contracts, all changes that cumulatively exceed the greater of ten percent of the original contract amount or $100,000 shall be approved by the CCPO (for non-construction contracts) or the Director of the Office of Construction (for construction and construction-related contracts).


Extensions of a contract term for good and sufficient cause for a cumulative period not to exceed one year from the date of expiration of the current contract.  Requirements contracts shall be subject to this limitation;

	Changes in delivery location;

	Changes in shipment method; and

	Any other change not inconsistent with §5-02 the P.P.B. Rules (ed. 9/99).

The Consultant may be entitled to a price adjustment for extra work performed or to be performed pursuant to a written change order.  If any part of the contract work is necessarily delayed by a change order, the Consultant may be entitled to an extension to time for performance.  Adjustments to price shall be validated for reasonableness by using appropriate price and cost analysis.

ARTICLE 13.  EXTENSION OF TIME

Upon written application by the Consultant, the Agency Chief Contracting Officer may grant an extension of time for the performance of the Agreement.  Said application must state, at a minimum, in detail, each cause for delay, the date the cause of the alleged delay occurred, and the total length of the delay in days attributable to such cause.  The ruling of the Agency Chief Contracting Officer shall be final and binding as to the allowance of an extension and the number of days allowed.

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ARTICLE 14.  CHOICE OF LAW, CONSENT TO JURISDICTION AND VENUEFORUM  PROVISION

This Contract shall be deemed to be executed in the City of New York, State of New York, regardless of the domicile of the Consultant, and shall be governed by and construed in accordance with the laws of the State of New York.

The parties agree that any and all claims asserted by or against the City arising under this Contract or related thereto shall be heard and determined either in the courts of the United States located in New York City (“Federal Court”) or in the courts of the State of New York (“New York State Courts”) located in the City and County of New York.  To effect this Agreement and intent, the Consultant agrees:

(a)
If the City initiates any action against the Consultant in Federal Court or in New York State Court, service of process may be made on the Consultant either in person, wherever such Consultant may be found, or by registered mail addressed to the Consultant at its address as set forth in this Contract, or to such other address as the Consultant may provide to the City in writing; and

(b)
With respect to any action between the City and the Consultant in New York State Court, the Consultant hereby expressly waives and relinquishes any rights it might otherwise have (i) to move to dismiss on grounds of forum non conveniens; (ii) to remove to Federal Court; and (ii) to move for a change of venue to a New York State Court outside New York County.

(c)
With respect to any action between the City and the Consultant in Federal Court located in New York City, the Consultant expressly waives and relinquishes any right it might otherwise have to move to transfer the action to a United States Court outside the City of New York.

(d)
If the Consultant commences any action against the City in a court located other than in the City and State of New York, upon request of the City, the Consultant shall either consent to a transfer of the action to a court of competent jurisdiction located in the City and State of New York or, if the court where the action is initially brought will not or cannot transfer the action, the Consultant shall consent to dismiss such action without prejudice and may thereafter reinstate the action in a court of competent jurisdiction in New York City.

If any provision(s) of this Article is held unenforceable for any reason, each and all other provision(s) shall nevertheless remain in full force and effect.

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ARTICLE 15.  PROMPT PAYMENT

All payments to the Consultant shall be made in accordance with the Prompt Payment provisions set forth in the Procurement Policy Board Rules.

ARTICLE 16.  E.O. 50 - EQUAL EMPLOYMENT OPPORTUNITY

This contract is subject to the requirements of Executive Order No. 50 (1980) as revised (“E.O. 50”) and the Rules and Regulations promulgated thereunder.  No contract will be awarded unless and until these requirements have been complied with in their entirety.  By signing this contract, the consultant agrees that it:

(1)
will not engage in any unlawful discrimination against any employee or applicant for employment because of race, creed, color, national origin, sex, age, disability, marital status or sexual orientation with respect to all employment decisions including, but not limited to, recruitment, hiring, upgrading, demotion, downgrading, transfer, training, rates of pay or other forms of compensation, layoff, termination, and all other terms and conditions of employment;

(2)
the consultant agrees that when it subcontracts it will not engage in any unlawful discrimination in the selection of subconsultants on the basis of the owner’s race, color, creed, national origin, sex, age, disability, marital status or sexual orientation;

(3)
will state in all solicitations or advertisements for employees placed by or on behalf of the consultant that all qualified applicants will receive consideration for employment without unlawful discrimination based on race, creed, color, national origin, sex, age, disability, marital status or sexual orientation, or that it is an equal employment opportunity employer;

(4)
will send to each labor organization or representative of workers with which it has a collective bargaining agreement or other contract or memorandum of understanding, written notification of its equal employment opportunity commitments under E.O. 50 and the rules and regulations promulgated thereunder; and

(5)
will furnish all information and reports including an Employment Report before the award of the contract which are required by E.O. 50, the rules and regulations promulgated thereunder, and orders of the Director of the Bureau of Labor Services (“Bureau”), and will permit access to its books, records and accounts by the Bureau for the purposes of investigation to ascertain compliance with such rules, regulations, and orders.

The consultant understands that in the event of its noncompliance with nondiscrimination clauses of this contract or with any of such rules, regulations, or orders, such noncompliance shall constitute a material breach of the contract and noncompliance with the E.O. 50 and the rules and regulations promulgated thereunder.  After a hearing held pursuant to the rules of the Bureau, the Director may direct the imposition by the contracting agency held of any or all of the following sanctions:

Contract No. PO-98B

(i)	disapproval of the consultant;
(ii)	suspension or termination of the contract;
(iii)	declaring the consultant in default; or
(iv)	in lieu of any of the foregoing sanctions, the Director may impose an employment program.
The Director of the Bureau may recommend to the contracting agency head that a Board of Responsibility be convened for purposes of declaring a consultant who has repeatedly failed to comply with E.O. 50 and the rules and regulations promulgated thereunder to be non-responsible.

The consultant agrees to include the provisions of the foregoing paragraphs in every subcontract or purchase order in excess of $50,000 to which it becomes a party unless exempted by E.O. 50 and the rules and regulations promulgated thereunder, so that such provisions will be binding upon each subconsultant or vendor.  The consultant will take such action with respect to any subcontract or purchase order as may be directed by the Director of the Bureau of Labor Services as a means of enforcing such provisions including sanctions for noncompliance.

The consultant further agrees that it will refrain from entering into any contract or contract modification subject to E.O. 50 and the rules and regulations promulgated thereunder with a subconsultant who is not in compliance with the requirements of E.O. 50 and the rules and regulations promulgated thereunder.

ARTICLE 17. CONTRACT PERFORMANCE EVALUATION

The Consultant’s performance shall be evaluated by the City yearly, on the anniversary of the commence work date, and upon Contract completion.  A copy of the evaluation will be sent to the Consultant not later than 15 calendar days after the occurrence of this event and the Consultant may respond in writing to the performance report.  Such response shall be submitted to the City not later than fifteen 15 calendar days after a copy of the evaluation is sent to the Consultant.  The response will be affixed to the evaluation.  Failure to respond may result in review of the Consultant’s  performance when a proposal is evaluated without the benefit of the Consultant’s  response to the evaluation

For each contract with an original or amended term of greater than 12 months, the Consultant's performance shall be evaluated by the City no later than 120 days after the last day of each 12 month period following the Commence Work Date (“interim evaluation”).  The Consultant’s performance shall additionally be evaluated within no later than 120 days after  the contract’s expiration, completion, or termination date (“final evaluation”).  Where the interim and final evaluation are to be performed within the same 120 day period, only the final evaluation need be performed.  A copy of each evaluation will be sent to the Consultant not later than 15 calendar days after the evaluation had been prepared, and the  Consultant may respond in writing to the performance evaluation.  Such responses shall be submitted to the Evaluator not later than 15 calendar days after a copy of the evaluation is sent to the Consultant.  The response will be affixed to the evaluation.  Failure to respond to a less than satisfactory evaluation may result in review of Consultant's performance when a bid is evaluated, without the benefit of Consultant's response to the evaluation.

Contract No. PO-98B

MACBRIDE PRINCIPLES PROVISIONS FOR NEW YORK CITYCONTRACTORS/CONSULTANTS

ARTICLE I.  MACBRIDE PRINCIPLES

NOTICE TO ALL PROSPECTIVE CONTRACTORS/CONSULTANTS

Local Law No. 34 of 1991 became effective on September 10, 1991 and added section 6-115.1 to the Administrative Code of the City of New York.  The local law provides for certain restrictions on City contracts to express the opposition of the people of the City of New York to employment discrimination practices in Northern Ireland and to encourage companies doing business in Northern Ireland to promote freedom of work place opportunity.

Pursuant to Section 6-115.1, prospective Consultants for contracts to provide goods or services involving an expenditure of an amount greater than ten thousand dollars, or for construction involving an amount greater than fifteen thousand dollars, are asked to sign a rider in which they covenant and represent, as a material condition of their contract, that any business in Norther Ireland operations conducted by the Consultant that holds a ten percent or greater ownership interest in the Consultant will be conducted in accordance with the MacBride Principles of nondiscrimination in employment.

Prospective Consultants are not required to agree to these conditions.  However, in the case of contracts let by competitive sealed bidding, whenever the lowest responsible bidder has not agreed to stipulate to the conditions set forth in this section, and another bidder who has agreed to stipulate to such conditions has submitted a bid within five percent of the lowest responsible bid for a contract to supply goods, services or construction comparable quality, the contracting entity shall refer such bids to the Mayor, the Speaker or other officials, as appropriate who may determine, in accordance with applicable law and rules, that it is in the best interest of the city that the contract be awarded to other than the lowest responsible bidder pursuant to Section 313(b)(2) for the City Charter.

In the case of contracts let by other than competitive sealed bidding, if a prospective Consultant does not agree to these conditions, no agency, elected official or the Council shall award the contract to that bidder unless the entity seeking to use the goods, services or construction certifies in writing that the contract is necessary for the entity to perform its construction of comparable quality at a comparable prices.

PART A

In accordance with section 6-115.1 of the Administrative Code of the City of New York, the Consultant and any individual or legal entity in which the Consultant holds ten percent or grater ownership interest and any individual or legal entity that holds a ten percent or greater ownership interest in the Consultant either (a) have no business operations in Northern Ireland, or (b) shall take lawful steps in good faith to conduct any business operations they have in Northern Ireland in accordance with the MacBride Principles, and shall permit independent monitoring of their compliance with such principles.

Contract No. PO-98B

PART B

For purposes of this section, the following terms shall have the following meanings:

1.	“MacBride Principles” shall mean those principles relating to nondiscrimination in employment and freedom of work place opportunity which required employers doing business in Northern Ireland to:

(1)	increase the representation of individuals from under represented religious groups in the work force, including managerial, supervisory, administrative, clerical and technical jobs;

(2)	take steps to promote adequate security for the protection of employees from under represented religious groups both at the work place and while traveling to and from work;

(3)	ban provocative religious or political emblems from the work place;

(4)	publicly advertise all job openings and make special recruitment efforts to attract applicants from under represented religious groups.

(5)	establish layoff, recall and termination procedures which do not in practice favor a particular religious group;

(6)	abolish all job reservations, apprenticeship restrictions and different employment criteria which discriminate on the basis of religion;

(7)
develop training programs that will prepare substantial numbers of current employees from under represented religious groups fro skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade and improve the skills of workers from under represented religious groups;

(8)	establish procedures to assess, identify and actively recruit employees from under represented religious groups with potential for further advancement; and

(9)	appoint a senior management staff member to oversee affirmative action efforts and develop a timetable to ensure their full implementation.

ARTICLE II, ENFORCEMENT OF ARTICLE I

The Consultant agrees that the covenants and representation in Article I above are material conditions to this contract.  In the event the contracting entity receives information that the Consultant who made the stipulation required by this section is in violation thereof, the contracting entity shall review such information and give the Consultant an opportunity to respond.   If  the contracting entity finds that a violation has occurred, the entity shall have the right to declare the Consultant in default and/or terminate this contract for cause and procure the supplies and services or work from another source in any manner the entity deems proper.  In the event of such terminations, the Consultant shall pay to the entity, or the entity in its sole discretion may withhold from any amounts otherwise payable to the Consultant, the difference between the contract price for the uncompleted portion of this contract and the cost to the contracting entity of completing performance of this contract either itself or by engaging another Consultant or Consultants.  In the case of a requirements contract, the Consultant shall be liable for such differences in price for the entire amount of supplies required by the contracting entity for the uncompleted term of its contract.  In the case of a construction contract, the contracting entity shall also have the right to hold the Consultant in partial or total default in accordance with the default provisions of this contract, and/or may seek debarment or suspension of the Consultant.  The rights and remedies of the entity hereunder shall be in addition to, and not in lieu of, any rights and remedies the entity has pursuant to this contract or by operation of law.

Contract No. PO-98B

VOTER REGISTRATION

ARTICLE I.  VOTER REGISTRATION

NOTICE TO ALL PROSPECTIVE CONTRACTORS

Local Law No. 29 of 2000, effective August 23, 2000, added Section 1058 to the Charter of the City of New York.  The local law provides for, among other things, the distribution of voter registration forms by City Consultants, under certain circumstances, in the performance of their services under City agreements.  The Department hereby provides fair notice to prospective Consultants that they may be required to comply with the provisions of Section 1058 for contracts entered into on or after August 23, 2000.

As detailed in Article I, Part A, below, Consultants (or subConsultants, as appropriate), if they have regular contact with the public in the daily administration of their business, shall be required to provide and distribute voter registration forms to all persons together with written applications for services, renewal or recertification for services and change of address relating to such services, whether in person or through the United States mail, provided that this requirement does not apply to services that must be provided to prevent actual or potential danger to the life, health or safety of any individual or of the public.  In addition, these Consultants shall incorporate an opportunity to request a voter registration application into any application for services, renewal or recertification for services and change of address relating to such services provided on computer terminals, the World Wide Web or the Internet.  In response to such request, these Consultants must send a voter registration form to the person requesting it, or direct that person to where the form may be downloaded.

As detailed in Article I, Part B, Consultants or subConsultants may also provide certain other services related to voter registration.  Specifically, these Consultants may provide assistance to applicants in completing voter registration forms, and may receive and transmit completed forms for transmittal to the New York City Board of Elections.

As detailed in Article I, Part C, Section 1058 bars Consultants from taking certain actions, such as seeking to influence an applicant’s political preference or party designation, displaying any political preference or party allegiance, making any statement to an applicant or taking any action the purpose or effect of which is to discourage the applicant form registering to vote, or making any statement to an applicant or taking any action the purpose or effect of which is to lead the applicant to believe that a decision to register or not register has any bearing on the availability of services or benefits.

Contract No. PO-98B

PART A

In accordance with Section 1058 of the Charter of the City of New York, the Consultant, if a Consultant having regular contact with the public in the daily administration of its business under this Agreement, hereby agrees as follows:

1.           The Consultant shall provide and distribute voter registration forms to all persons together with written applications for services, renewal or recertification for services and change of address relating to such services.  Such voter registration forms shall be provided to the Consultant by the City.  The Consultant should be prepared to provide forms written in Spanish or Chinese, and shall obtain a sufficient supply of such forms from the City.

2.           The Consultant shall also include a voter registration form with any Consultant communication sent through the United States mail for the purpose of supplying clients with application, renewal or recertification for services and change of address relating to such services materials.  If forms written in Spanish or Chinese are not provided in such mailing, the Consultant shall provide such forms upon request.

3.           The Consultant shall, subject to approval by the Department, incorporate an opportunity to request a voter registration application into any application for services, renewal or recertification for services and change of address relating to such services provided on computer terminals, the World Wide Web or the Internet.  Any person indicating that they wish to be sent a voter registration form, via computer terminals, the World Wide Web or the Internet shall be sent such a form by the Consultant or be directed, in a manner subject to approval by the Department, to a bank on that system where such a form may be downloaded.

4.           The Consultant shall, at the earliest practicable or next regularly scheduled printing of its own forms, subject to approval by the Department, physically incorporate the voter registration forms with its own application forms in a manner that permits the voter registration portion to be detached therefrom.  Until such time when the Consultant amends its form, the Consultant should affix or include a postage paid New York City Board of Elections voter registration form to or with its application, renewal, recertification and change of address forms.

5.           The Consultant shall prominently display in its public office, subject to approval by the Department, promotional materials designed and approved by the New York City or New York State Board of Elections.

6.           For the purposes of Part A, the word “Consultant” shall be deemed to include subConsultants having regular contract with the public in the daily administration of their business.

Contract No. PO-98B

7.           The provisions of Part A shall not apply to services that must be provided to prevent actual or potential danger to life, health or safety of any individual or of the public.

PART B

In accordance with Section 1058 of the Charter of the City of New York, the Consultant hereby agrees as follows:

1.           In the event the Department provides assistance in completing distributed voter registration forms, the Consultant shall also provide such assistance, in the manner and to the extent specified by the Department.

2.           In the event the Department receives and transmits completed registration forms from applicants who wish to have the forms transmitted to the New York City Board of Elections, the Consultant shall similarly provide such service, in the manner and to the extent specified by the Department.

3.           If, in connection with the provision of services under this Agreement, the Consultant intends to provide assistance in completing distributed voter registration forms or to receive and transmit completed registration forms from applicants who wish to have the forms transmitted to the New York City Board of Elections, the Consultant shall do so only by prior arrangement with the Department.

4.           The provision of Part B services by the Consultant may be subject to Department protocols, including one on confidentiality.

PART C

In accordance with Section 1058 of the Charter of the City of New York, the Consultant hereby agrees as follows:

1.           The Consultant shall advise all persons seeking voter registration forms and information, in writing together with other written materials provided by the Consultant or by appropriate publicity, that the Consultant’s or government services are not conditioned on being registered to vote.

2.           No statement shall be made and no action shall be taken by the Consultant or an employee of the Consultant to discourage an applicant from registering to vote or to encourage or discourage an applicant from enrolling in any particular political party.

3.           The Consultant shall communicate to applicants that the completion of voter registration forms is voluntary.

4.           The Consultant and the Consultant’s employees shall not:

(a)           seek to influence an applicant’s political preference or party designation;

Contract No. PO-98B

(b)           display any political preference or party allegiance;

(c)           make any statement to an applicant or take any action the purpose or effect of which is to discourage the applicant from registering to vote; or

(d)           make any statement to an applicant or take any action the purpose or effect of which is to lead the applicant to believe that a decision to register or not to register has any bearing on the availability of services or benefits.

ARTICLE II.  ENFORCEMENT OF ARTICLE I

The Consultant, as defined above and in this Agreement, agrees that the covenants and representations in Article I are material conditions of this Agreement.  In the event the Department receives information that the Consultant is in violation of the provisions of Article I, the Department shall review such information and give the Consultant an opportunity to respond.  If the Department finds that a violation has occurred, the Department shall have the right to terminate this Agreement and procure the services or work from another source in any manner the Department deems proper.  In the event of such termination, the Consultant shall pay to the Department, or the Department in its sole discretion may withhold from any amounts otherwise payable to the Consultant, the difference between the contract price for the uncompleted portion of this Agreement and the cost to the Department of completing performance of this Agreement either itself or by engaging another Consultant or Consultants.

Contract No. PO-98B

AFFIRMATION

The undersigned proposer or bidder affirms and declares that said proposer or bidder is not in arrears to the City of New York upon debt, contract or taxes and is not a defaulter, as surety or otherwise, upon obligation to the City of New York, and has not been declared not responsible, or disqualified, by any agency of the City of New York, nor is there any proceeding pending relating to the responsibility or qualification of the proposer or bidder to receive public contracts except  .

Full name of Proposer or Bidder ThermoEnergy Corporation

Address 124 West Capitol Street, Suite 880

City           Little Rock                      State Arkansas                       Zip Code 72201

CHECK ONE BOX AND INCLUDE APPROPRIATE NUMBER:
❑	A	-	Individual or Sole Proprietorship*
SOCIAL SECURITY NUMBER

❑	B	-	Partnership, Joint Venture or other unincorporated organization
EMPLOYER IDENTIFICATION NUMBER

❑	C	-	Corporation
EMPLOYER IDENTIFICATION NUMBER           -

By	_________________________
Signature

_________________________
Title

If a corporation place seal here

Must be signed by an officer or duly authorized representative.

Contract No. PO-98B

THE CITY OF NEW YORK
DEPARTMENT OF ENVIRONMENTAL PROTECTION
CONTRACT NO. PO-98B
REGISTRATION NO.  ________

For the Services of
THERMOENERGY CORPORATION
124 West Capitol Street, Suite 880
Little Rock, Arkansas 72201

ATTACHMENT NO. 1
SPECIFIC REQUIREMENTS

Ammonia Removal Process System

City of New York
Department of Environmental Protection

Contract No. PO-98B

TABLE OF CONTENTS

Page

1.	SCOPE OF WORK -- UNDERSTANDING OF PROJECT		1

	1.1	General	1

2.	DESCRIPTION OF PROCESS		3

3.	NOTIFICATION OF START OF WORK		3

4.	PHASE 1: DESIGN AND ENGINEERING		4

	4.1	General	4
	4.2	Management/Coordination	4
	4.3	Planning	5
	4.4	Design	6

5.	PHASE 2 - ARP® SYSTEM EQUIPMENT SUPPLY AND INSTALLATION		9

	5.1	Fabrication	9
	5.2	Installation	9
	5.3	Specifications	9
	5.4	Performance	10
	5.5	Substitution of Equipment	10
	5.6	Inspection	10
	5.7	Non-Delivery and Rejections	11
	5.8	Infringement – Vendor Warranty	12
	5.9	Company Warranty	12
	5.10	Start-up and Testing of System	13

6.	PHASE 3 - ARP® OPERATIONS		13

	6.1	Monitoring	14
	6.2	Preparation of Color Flow Diagrams	14
	6.3	Preparation of Operations and Maintenance Manual	15
	6.4	Preparation of Standard Operating Procedures	15
	6.5	Training	15
	6.6	Coordination with City	16
	6.7	Operational Responsibilities of Company	16
	6.8	Byproduct Marketing	17
	6.9	Reagents	18
	6.10	Mitigation and Indemnification	18
	6.11	Operation and Maintenance Plan	18
	6.12	Health and Safety Plan (HASP)	19
	6.13	Hot Work Operations	20
	6.14	Emergency Plan	20

- i -

Contract No. PO-98B

	6.15	Cleanup of Spills	21
	6.16	On-Site Chemical Storage Facility	21
	6.17	Reports	21

7.	RESPONSIBILITIES OF THE CITY		22

- ii -

Contract No. PO-98B

ATTACHMENT NO. 1

SPECIFIC REQUIREMENTS

1.	SCOPE OF WORK -- UNDERSTANDING OF PROJECT

The overall goal of this Agreement is to provide the NYCDEP with Services related to an Ammonia Recovery Process (ARP®) System at the 26th Ward WPCP, including design and engineering services, procurement of equipment, and operating and training services.

1.1	General

The NYCDEP has signed a Consent Decree setting specific nitrogen reduction discharge levels for the Upper East River and Jamaica Bay.  As part of its Nitrogen Removal Feasibility Plan, the City is looking for new nitrogen removal methods that show great promise in meeting these nitrogen reduction goals at the lowest cost to its ratepayers.  One such technology is the Company’s Ammonia Recovery Process (ARP®).

Based on existing test data, the ARP®  appears to be an extremely cost effective process for removing nitrogen from centrate, a highly concentrated nitrogen stream derived from the sludge dewatering process.  Therefore,  the City desires to implement the Project, utilizing the ARP®, at the 26th Ward WPCP.

The Company shall assume certain responsibility for the implementation of the ARP®  System Project as described in this Agreement.  These responsibilities are set forth in this Agreement and include responsibilities related to engineering, preparation of biddable plans and specifications, design, permitting, public participation, public education, study work, environmental reviews, testing, operation, training, maintenance and transportation.

The Company shall operate and maintain the System, and shall have responsibilities with respect to the storage/transshipment, and handling, marketing and distribution of certain materials.  The Company shall coordinate activities at the System with the City and the operators of the 26th Ward WPCP.

The Company shall be responsible for assisting the NYCDEP in securing all licenses, permits, notices and approvals required for the site preparation, design, construction, operation and maintenance of the System and ancillary facilities, including but not limited to, cranes, processing, storage/transshipment, handling, marketing, and distribution facilities.

The City and the Company acknowledge that the ARP®  has not been proven on a large scale basis.  The Company shall use good faith efforts to operate and maintain the System in order to achieve the most favorable results with respect to the removal of nitrogen from centrate.  As part of such efforts, the Company shall use good faith efforts during the operational period to maximize the productivity of the System.  The City and the Company acknowledge that performance of the ARP®  will vary depending on the incoming quality of the centrate.  The Company will guarantee an effluent ammonia concentration of no more than 100 mg/l on a monthly average, provided that the influent to the System meets the design parameters set forth in Section 4.4 of these Specific Requirements.

Contract No. PO-98B

Ammonium measured as nitrogen plus or minus the accuracy of the test method (SM 18-B,C-NES).  The samples will be collected at the discharge of the Ammonia Removal Systems by an Isco sampler. The sampler should obtain 48 sequential sub-samples for compositing at the rate of one sub-sample every 30 minutes.  The total volume of the sample shall be of sufficient size to permit on-site analysis using SM NH3 C and analysis by SM 18-B by a state certified laboratory of choice by the NYCDEP, and analysis by C-NES by a state certified laboratory of choice by Company, and two additional test volumes to be retained and stored in accordance with the method.  The data obtained from the laboratory selected by the NYCDEP shall be considered the official data and used to calculate the monthly average.  The two retained sample volumes will be analyzed if the NYCDEP laboratory sample exceeds 100 ppm and Company’s laboratory sample is less than 100 ppm.  The average of the four samples will then be considered the official sample.  Any sample that deviates from this average by more than 10% shall be considered erroneous and rejected.  The average will then be calculated from the remaining three samples, and this will be the official sample.  Both Company and the NYCDEP may request a change in Laboratories if either party can demonstrate inconsistent or erroneous data is being produced, either Laboratory losses its’ state certification, or either Laboratory fails to follow proper protocol.

This Agreement is for a full scale ARP® System capable of treating 1.2 MGD (total volume of centrate produced daily at the 26th Ward WPCP).  However, the ARP® System will lack full unit process redundancy (i.e., the System will not have totally redundant process trains at 1.2 MGD).  The ARP® System is modular with two process trains each capable of treating 600 thousand gallons per day.  Key components of each process train have redundant equipment.  This allows simple maintenance to be performed at the 1.2 MGD flow rate without reducing flow.  For major maintenance, the duplex process trains will allow a flow of 600 thousand gallons per day through one train while the other train is shut down for maintenance.  However, this limited redundancy may episodically prevent normal ARP®  System operations at the full flow rate and therefore require that the untreated centrate be diverted to the headworks of the existing plant.  In the event that the ARP®  System does not achieve the full flow rate, the Company shall use commercially reasonable efforts to perform corrective  maintenance in order to cause the ARP®  System to re-achieve the full flow rate as soon as possible.  Periodic system failures, above and beyond the Company’s control will also affect the average monthly nitrogen removal value.  The Company is not to be held liable and shall not be financially penalized or impacted for the following:

a.
Systems failures due to lack of equipment redundancy; provided that the Company exercises reasonable commercial efforts to perform corrective maintenance as soon as possible.  The loss of any primary unit operation component may result in temporary or extended system down-time.

b.	Centrate volume or centrate flow from the existing dewatering facility above 1.2 MGD.

c.	Operational changes executed by the 26th Ward WPCP that will affect the ARP® treatment process or the mechanics of the ARP® treatment equipment.

d.	Union staffing issues, policies or practices (strike, other labor difficulty or labor shortage) that may result in work stoppages at the 26th Ward WPCP.

Contract No. PO-98B

e.	Loss of public utilities such as electrical power, natural gas or potable water required to operate the ARP® System.

f.
Centrate that is greater than the design concentration range of 0-800 PPM NH3-N average, 1130 PPM NH3 maximum, or is otherwise outside the parameters set forth in Section 4.4 of these Specific Requirements.

g.
The Company shall not be liable for damages of any nature resulting from delay or failure of performance caused by any event beyond the reasonable control of Company, including but not limited to: accident; fire; explosion; flood; earthquake or adverse weather conditions; delay in transportation or lack of transportation facilities; and changes in federal, state, county or local government or governmental agency laws, rules, regulations, orders, proclamations, codes, decrees, or permit requirements, including judicial actions.  In case any delay is so caused, the Company shall have such additional time within which to perform as may be reasonably necessary under the circumstances.  In addition, to the extent any such event increases the Company’s cost of performance under this Agreement, then the Company shall be relieved from such performance unless the City agrees to pay such excess costs.

h.
The water softeners are located after the DAF clarifiers and prior to pH adjustment.  Concentrations of coagulants that exceed the recommended stochiometric dosages posted in the centrifuge building by more than 25% will adversely affect the performance of the ARP® system and may impact the average monthly ammonia removal.

2.	DESCRIPTION OF PROCESS

The Company’s proprietary ARP® system is a physical-chemical process that uses flash vacuum distillation, ion exchange and pre-treatment technologies to reduce the ammonia concentration in wastewater and recover ammonium sulfate.  ARP®  does not produce the fugitive greenhouse gas emissions inherent in biological nitrogen reduction processes. Since the ARP® system uses controlled physical-chemical processes, it is not sensitive to seasonal temperature fluctuation that can result in complete process upset or reduced effectiveness of ABT/BNR alternative technologies. ARP® only operates when centrate is produced.

ARP®  systems are enclosed, skid mounted process units, built at a factory, transported to the site and set in place. They are then connected to tanks and utilities, ready for operation.

3.	NOTIFICATION OF START OF WORK

A.	At least 7 days in advance of its intention to start work, the Company shall notify the Engineer:

 Bureau of Wastewater Treatment
 96-05 Horace Harding Expressway, 2nd Floor
 Corona, NY  11368
 Phone:  (718) 595-5014
 Fax:  (718) 595-4953

Contract No. PO-98B

Should the work be halted for any reason, the Company is required to notify the above-referenced office at least 48 hours in advance of its intention to resume work.

B.
At the start of each workday, each worker employed by or working on behalf of the Company shall report to the 26th Ward WPCP Office and shall sign in, and give his/her employee identification number.  At the end of the workday, each worker employed by or on behalf of the Company shall report to the 26th Ward WPCP office and sign out.  Copies of the plant sign-in sheets must be submitted to the Engineer with each partial payment request.  Failure to comply with these requirements will be reflected in the Company’s performance evaluation and may be reflected in the progress payments.

C.
All employees or subcontractors of the Company shall display photo identification that indicates the company, the employee’s name and prevailing wage title.  The photo identification must be durable, retain its legibility, and be clearly displayed at all times when at the location.

4.	PHASE 1: DESIGN AND ENGINEERING

4.1	General

This Phase is broken down into four components: Management/Coordination, Planning, Design,  and Permitting.  The Company, either directly, or through the use of subcontractors will perform all design service tasks described in this Phase.

4.2	Management/Coordination

The Company, either directly or through subcontractors, will provide engineering services and will assist the City in managing the overall Project and coordinating all major Project activities, including but not limited to the following:

•	Coordination with the NYCDEP, and all New York City and State agencies and Federal agencies with jurisdiction;
•
Developing construction documents for the interior demolition and rehabilitation of the existing cake storage building which NYCDEP will then advertise, bid, and award to the lowest responsible bidder as more fully described in Section 4.4;

•	Preparing plans and specifications for the items related to the installation of the ARP equipment as more fully described in section 4.4;
•	Submitting 30%, 60%, 90% design deliverables to the NYCDEP for review. Said deliverables will be prepared in accordance with Attachment 6, Design Deliverables;
•	Maintaining Project schedule and budget information;
•	Submission of monthly progress reports;

Contract No. PO-98B

•	Coordinating and attending all meetings related to the Project, including preparation of agenda and minutes;
•	Conduct monthly meetings with NYCDEP regarding construction progress;
•	Managing individual task leaders for each design discipline; and,
•	Implementing and overseeing quality control, quality assurance and site safety procedures,

Central to these services is a detailed cost estimate and construction schedule. The construction schedule will be cross-checked with other projects and activities at the 26th Ward WPCP to assure coordination and non-interference. All construction drawings will be submitted to the Company and the NYCDEP for approval. A construction schedule, performance checklist and firm fixed price budget estimate shall be prepared for ''Final Design and Construction" after the Company's and the NYCDEP’s approval of the detailed design.

Notwithstanding the above, the City shall retain responsibility for all construction and construction-related activities, will enter into direct contracts with construction contractors, and will interface directly with all construction contractors.  The Company’s role with respect to construction aspects of the Project shall be to develop construction documents that the City will advertise, bid and award, to advise and assist the City in the coordination and management of such activities, and to resolve any design or other issues that are directly related to the development of these construction documents.

4.3	Planning

The Company will collect data and perform the necessary investigations required to produce the bid specifications and drawing packages for the demolition and rehabilitation of the Cake Storage Building; including all utilities installations, facility modification, associated equipment installation, supporting process infrastructure and exterior alterations and additions.  Given the use of an existing building, the initial focus of this task will be the review of the original design and as-built construction records of the Cake Storage Building. To the extent possible, the NYCDEP will make all the records it has in its possession available in a timely manner. Specifically, the design drawings and specifications, the as-built building drawings, boring logs and geotechnical reports are needed.  It is the responsibility of the Company to verify the accuracy of these documents.

Based on discussions with NYCDEP plant personnel, it is understood that the location of the centrate line is adjacent to the north end of the Cake Storage Building and the location of a 14” high-pressure gas line is adjacent to the south end of the building. Therefore, the excavation to tie into these utilities is limited. Similarly, the need for soil characterization is limited and the risk of generating significant volumes of contaminated soil is also reduced.

Surveying and base mapping records will be provided by the NYCDEP, to the extent they are available.  Field efforts are limited to verifying field conditions and locations of underground utilities. Based on the current information provided, the limits of project are defined by an envelope approximately 40 feet around the Cake Storage Building.  The Company will perform underground utility data collection and field survey of existing utilities. An existing condition survey of the building is required to establish the condition and serviceability of existing Cake Storage Building MEP (mechanical, electrical, plumbing) and HVAC equipment and feasibility of use for supporting the ARP® System.  The Company will perform said survey.

Contract No. PO-98B

The geotechnical engineering effort involves the review of historical design records of the building to establish the capacity of the existing foundation systems to support the new loads. The Company will review this information to determine if subsurface field investigations of the existing structure will be required.  The Company will also determine if modifications to the Cake Storage Building are required for conformance with current seismic code design requirements. This analysis and any seismic upgrade are considered in the proposed scope.  An Environmental Assessment Study (EAS) has been prepared and submitted to the NYCDEP. Building permits are required and an air permit is required for the boilers. Application for registration of chemical storage tanks is also required. The Company will submit the facility information forms for those tanks as required by NYC regulations. Since the project is housed within an existing building and operations are consistent with the current land use, a Consistency Determination per the NYC Waterfront Revitalization Zone regulations is not required.  No other environmental approvals for this project are anticipated.

Permits are required for all construction work, including demolition.  The Company will assist the City with respect to expediting the preparation, reviews and approvals of all plans and building and fire related construction permits.

The Company will coordinate and provide the sealed drawings for demolition, modifications to the building and related mechanical, electrical, and plumbing systems, utility and equipment installation.. The Company will provide process-related drawings, as required, to support permitting and trade coordination.

4.4	Design

The Company shall prepare contract documents, drawings and specifications required to define the scope of any required construction activities.  Documents, drawings, and specifications will detail site preparation activities, the interior demolition and rehabilitation of the Cake Storage building and its systems, fabrication and installation of the ARP and other items necessary to provide a complete, functional ARP system to the NYCDEP.  Specifications will utilize standard NYCDEP specifications and approved products wherever possible. The content of the various design packages will vary, as appropriate, to reflect the use of existing infrastructure to the maximum extent practicable.  Two separate design packages will be provided.  The first will include complete design plans and specifications for the interior demolition and rehabilitation of the Cake Storage building.  This package will be broken down into five separate contracts – general, electrical, mechanical, plumbing and HVAC that the NYCDEP will advertise, bid, and award.  The second package will include complete design plans and specifications for the ARP system.  The proposed ARP system design is based on the following key parameters as provided by the NYCDEP:

•	Maximum daily centrate flow - 1.2 mgd
•	Dewatering Operations – 365 days/yr

Contract No. PO-98B

•	Influent Centrate:
•	NH3- 800 mg/l avg.
•	NH3 – 1130 mg/l max
•	Target treatment level – 100 mg/l NH3-N monthly average
•	The Company will also need to control the pump speed of the centrate discharge pumps in the de-watering building to ensure a consistent usable flow rate for the ARP System

4.4.1	Civil Engineering

Civil engineering plans and specifications will address all work exterior to the building. This includes the vertical and horizontal geometry to the centrate line and natural gas line. The building currently has electrical supply, domestic water, and domestic waste discharge. Electric may need to be upgraded or treatment volume of the ARP® System reduced.  Engineering plans related to treated centrate will direct such treated centrate to a location specified by NYCDEP.  The final design of the centrate interception will permit the NYCDEP to allocate and direct variable volumes of centrate to either the ARP® or AT3 as required.

Other exterior work includes cooling towers, scrubbers, and containment and pavements for loading and unloading of process chemicals. Provisions for temporary construction trailers, equipment storage and lay down areas will also be presented.  The Company shall provide a site plan to NYCDEP showing the proposed locations.

4.4.2	Structural Engineering

The Company will analyze the existing facility to determine its ability to support the proposed loads and, if required, identify the facility modifications necessary to correct any deficiencies. Analysis is also required for the demolition of the Cake Silos and associated equipment. The current basis for estimating an allowance for construction is that the silos are independent of the larger Cake Storage Building. It will be verified that removal of the silos and associated equipment will not impact the structural integrity of the current building.

Structural design will address required modifications to the first floor slab to support process equipment and tanks interior to the facility and foundation, containment and pavement design for the exterior trucking loading and unloading areas.

4.4.3	Facility Engineering

Minor work is proposed exterior to the existing Cake Storage Building to install cooling towers and scrubbers for odor, ammonia and hydrogen sulfide control and process chemical storage tank ventilation  The aesthetic design of the exterior work will be subject to the NYCDEP review and approval, and, if applicable, Arts Commission approval.  Modifications to the building will be designed to be able to utilize existing equipment to the maximum extent possible and the proposed modifications are not subject to LEED evaluation or compliance with NYC sustainability requirements.

Contract No. PO-98B

4.4.4	Electrical Engineering

The Company will provide engineering and design services to prepare preliminary and final design drawings and specifications for the distribution of the existing 480v, 3-phase electrical power in the Cake Storage Building. The design will include technical specifications, one-line diagrams, cable and conduit schedules and layout drawings from the existing MCC to the ARP® System. The design will be based, in part, on the following:

•
The existing 480 volt service can be modified to provide sufficient power to support the ARP® System.  Insufficient electrical power may result in a reduced system performance or require a change in scope to supply alternate electrical energy sources.

•
Existing branch circuits for the power distribution from the MCC to existing building systems (e.g., freight elevators, sump pumps, control room, pump room, compressor room, lighting panels and heating and ventilating equipment) located within the Cake Storage Building will be salvageable.

•	The existing fire alarm, telephone and communications systems are operational and suitable for ARP® use.
•	The location of indoor and outdoor lighting and receptacles might require relocation.

4.4.5	Mechanical Engineering

It will be verified that there is sufficient head at the intercept point (north end of the Cake Storage Building) to feed the ARP® process. The ARP® process will need to interface with the existing centrate discharge pumps.  The discharge flow rate will need to be controlled to accommodate the operation of the ARP® System.  Treated centrate will be returned to the existing centrate line to discharge into a location as specified by the NYCDEP.

HVAC service of the building is based upon 15 air changes per hour and comfort cooling for occupied spaces such as the control room and laboratory areas. The existing HVAC system will be evaluated to determine its  sufficiency to support the revised building use. Duct work will require new design to reflect equipment layout. Servicing of equipment is likely necessary due to lack of use and maintenance during the period of non-use of the Cake Storage Building.  It will be verified that the HVAC will be salvageable with ducting modifications.

4.4.6	Plumbing

The existing domestic water supply to the Cake Storage Building must be adequate for both domestic and process use. The Company will verify that no changes are required to the existing plumbing to toilets within the building or to the existing sanitary discharge points within the building. Water supply to hose bibs, emergency drench showers and eyewash stations throughout the facility and domestic water supply to the various pieces of process equipment will be laid out based on final process equipment layout and requirements.

The Company will verify that the existing fire protection system is adequate and will review the sprinkler layout throughout building’s the first floor. Hydraulic calculations will be performed and distribution and spacing of sprinkler heads will be designed in accordance with NFPA 13. The Company will prepare data required for FDNY permit.

Contract No. PO-98B

5.	PHASE 2 - ARP® SYSTEM EQUIPMENT SUPPLY AND INSTALLATION

5.1	Fabrication

Once Detailed System Design Plans and specifications are approved by the NYCDEP, the Company will initiate system fabrication.  The Company will manufacture and assemble the components of the 26th Ward Ammonia Recovery Process System.  Quality testing will be performed on all assemblies prior to shipment to 26th Ward WPCP to minimize installation time.  The Company will work with NYCDEP to avoid disruptions to 26th Ward WPCP operations as the ARP® System is installed.

5.2	Installation

Components essential to the ARP® System’s reliability and performance will be installed in typical N+1 fashion.  The ARP® System will be capable of normal operation while allowing routine maintenance, monitoring and system performance verification.  A summary list of System components is provided in Attachment No. 5.  During installation, the Company shall adhere to the following guidelines:

A.
If necessary the Company’s materials (e.g., tools, supplies, etc.) may be stored at the site as directed by the Engineer.  Any storage space shall be kept clean and accessible to the Engineer and the staff at the 26th Ward WPCP at all times.  Every precaution shall be taken to avoid damage by fire, water, etc.  The City will not be responsible for the security of such materials and any damages or theft shall be the responsibility of the Company.

B.
There is limited area available at the work-site for the Company’s use for field offices, storage of materials, storage and maintenance of equipment, automobile parking, and other work related uses.  The location of the area shall be as directed by the Engineer, and will be shared by other entities working at the site.  On-site parking for vehicles is also limited.  Notwithstanding these restrictions, the City shall provide limited parking for Company employees (subcontractor employees will park off-site) during the term of this Agreement and shall supply space for a trailer during Phase 2 of the Services.

C.
The Company is responsible for providing its own hoisting equipment and procuring hoisting permits for the installation work required under this Agreement.  The Company shall take all necessary precautions to prevent damage to existing structures and equipment during the course of the work.  The Company shall pay for the repair or replacement of any property or equipment of the City which is damaged as a result of its work.

5.3	Specifications

Unless specifically noted in the Agreement, all goods must be new and unused and undamaged, however, vendors are encouraged to use secondary or recycled materials in the manufacture of products to the maximum extent practicable without jeopardizing the performance or intended end use of the product unless such use is precluded due to health and welfare or safety requirements or product specifications contained herein.

Contract No. PO-98B

5.4	Performance

The Company shall furnish and deliver the equipment in the manner and in accordance with shipping terms agreed upon by the parties.  The Company shall accept as full compensation therefor the sums set forth in this Agreement, which sums are amounts at which the Agreement was awarded to the Company.

5.5	Substitution of Equipment

In the event a specified manufacturer’s commodity listed in the Agreement in Attachment No. 5 becomes unavailable or cannot be supplied to the City by the Company for any reason, the Company may substitute a product of equal quality, subject to approval by the Agency Chief Contracting Officer, which approval shall not be unreasonably withheld.

5.6	Inspection

5.6.1
Right to Inspect.  The City shall have the right to inspect the equipment at the point or points of delivery.  The City reserves the right to make additional inspection(s) at the plant of the manufacturer, packer or Company or its supplier(s).  The exercise by the City of the right of inspection shall in no way be deemed a waiver by the City of any right later to reject, revoke acceptance, or recover damages for goods accepted which are not in fact free from patent or latent defects, or of the Company’s obligation to deliver conforming goods.  The Company will  pay for the costs of NYCDEP travel and lodging for equipment shop testing and/or inspections.  It is anticipated that testing and/or inspections will occur on a monthly basis with respect to any items of equipment specified in Attachment No. 5.

5.6.2
Removal of Non-Conforming Goods.  The Company shall remove any non-conforming equipment or part thereof at Company’s own expense within a reasonable time not to exceed thirty (30) days after notification of any rejection or revocation of acceptance.  The City shall have the right to dispose of rejected equipment left longer than thirty (30) days at no cost or liability to the City and the Company shall have no right of action for damages or any right to an accounting therefor.

5.6.3
No Obligation to Minimize Company Damage.  The City shall be under no obligation to sell or resell any rejected goods, whether perishable or non-perishable or whether or not such goods are threatened to or do depreciate in value, in order to minimize the Company’s damages.

5.6.4	Costs of Additional Inspections. The Company shall bear the reasonable cost of all further inspections required by reason of any rejection or revocation of acceptance.

Contract No. PO-98B

5.6.5
Risk of Loss.  Title and risk of loss shall not pass from the Company to the City until the goods have been received by the ordering Agency and accepted by the City.  Mere acknowledgment by Agency personnel of the delivery or receipt of goods (as in a signed bill of lading) shall not be deemed or construed as acceptance of the goods received.  The Company bears the risk of loss of all goods until inspected and accepted; if acceptance is revoked the Company bears the risk of loss thereafter.

5.6.6
Right to Cure.  Any right of the Company to “cure,” as defined in the New York Uniform Commercial Code, shall be employed by the Company within a reasonable time; provided that if such period is greater than thirty (30) days, the Company shall provide information to the City regarding its plan of cure and the Company shall diligently pursue such cure during any such extended cure period.

5.7	Non-Delivery and Rejections

5.7.1	Rejected Goods. The City may withhold acceptance of or reject any goods which are found, upon examination, not to conform to the terms of this Agreement.

5.7.2
Labels.  All goods which are customarily labeled or identified must have securely affixed thereto the original unmutilated label or marking of the manufacturer.  Failure to comply with this requirement may be considered sufficient cause for rejection.  When a label or marking is required by any regulatory agency, it must be affixed to all goods delivered under this Agreement.

5.7.3	Cover (Buying Against Contract).

(a)
If the Company fails to perform in accordance with this Agreement and does not cure such failure within the period allowed, the Agency Chief Contracting Officer may obtain such goods or any part thereof from other sources with or without public letting, as s/he may deem advisable, and, with no obligation to Company to mitigate damages.  If the price paid in obtaining the goods from other sources is greater than this Agreement’s price, the difference, plus the reletting cost and the liquidated damages, if any, will be charged against the Company.  If such price is less, the Company shall have no claim to the difference, but the reletting cost and the liquidated damages will become charges against the Company.

(b)
The reletting cost is hereby determined to be one hundred ($100) dollars for each order, unless a contract readvertisement is necessary, in which case it is determined to be two hundred and fifty dollars ($250).

Contract No. PO-98B

5.7.4
Collection of Charges.  All charges becoming due under the provisions above relating to “Cover” shall be deducted from current obligations that are due or may become due to the Company.  In the event that collection is not made as provided above, the Company shall pay to the City on demand the amount of such charges.

5.8	Infringement – Vendor Warranty

The Company shall deliver the goods specified free from the claim of any third party by way of infringement including but not limited to patent, copyright, trade secrets, or the like.  Unless designs were furnished by City, the execution of this Agreement is deemed to be a warranty by the Company that Company has inspected the specifications and has determined that no claim of any third party by way of infringement or otherwise will result from compliance with the specifications.  The Company shall indemnify and hold the City harmless against any such claim regardless of whether or not the infringement arises out of compliance with the specifications, provided City notifies Company promptly in writing of any claim or suit, gives Company assistance and information and permits Company to assume full direction and control of any settlement, negotiations or suit.  Company shall, at its option, either (a) procure for City the right to continue using the equipment, parts or materials, (b) modify or replace the equipment, parts or materials or (c) remove the equipment, parts or materials and refund the purchase price.  The City may retain any funds due or to become due to the Company sufficient to meet all claims arising from such infringements.  The sufficiency of such amount shall be conclusively determined by the Comptroller.

5.9	Company Warranty

The Company represents and warrants that all equipment delivered pursuant to this Agreement will conform in all respects with the specifications furnished, specified or approved by the City.  The Company warrants title to the equipment and that all equipment manufactured by Company and delivered hereunder will meet the agreed applicable specifications, be new, free from defects in material and workmanship for a period of twelve (12) months from the completion of start-up, provided such defects are open to discovery during the warranty period and such equipment is used by City in accordance with specific recommendations of Company to City including the pressure range for which the equipment was manufactured.  The City shall be obligated to promptly report any claimed defect in writing to the Company immediately upon discovery and, in any event, within the above period.  After notice from City and reasonable substantiation of the claim, at Company’s expense and request, City shall return the goods to Company FOB Company’s designated plant or service location, and Company shall, subject to City’s concurrence, either correct such defect by suitable repair to such equipment; furnish replacement goods FOB City’s facility/delivery point at Company’s expense; and /or refund the full contract price paid by City.  Any repayment of purchase price shall be without interest.  Company warrants any repair work performed on the equipment will meet specific requirements, if any, of this Agreement and will be done in a good and workmanlike manner.  Company warrants its repair work for the period of six (6) months from completion of such repairs.  Company warrants any labor performed will meet specific requirements, if any, of this Agreement and will be done in a good and workmanlike manner.  Company warrants its labor for the period of ninety (90) days from completion of such labor.  Further, Company assigns to City when Company is not the manufacturer of the Equipment any and all manufacturers’ and/or suppliers’ product warranties and remedies thereunder applicable to such equipment.  Consistent herewith Company agrees to submit and otherwise handle all product warranty claims of City with the applicable manufacturer or supplier of the equipment and fully assist and intervene on City’s behalf in the enforcement of the manufacturers’ and suppliers’ warranties.

Contract No. PO-98B

EXCEPT AS SET FORTH HEREIN AND EXCEPT AS TO TITLE, IT IS EXPRESSLY AGREED THAT (A) THERE IS NO IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS OR OTHER WARRANTY, EXPRESS, IMPLIED, STATUTORY, OR ANY AFFIRMATION OF FACT OR PROMISE BY THE COMPANY WITH REFERENCE TO THE EQUIPMENT, PARTS, SERVICES, OR OTHERWISE WHICH EXTENDS BEYOND THE DESCRIPTION OF THE EQUIPMENT, PARTS, OR SERVICES SET FORTH HEREIN AND (B) CITY ACKNOWLEDGES THAT IT IS PURCHASING THE EQUIPMENT, PARTS, OR SERVICES SOLELY ON THE BASIS OF THE COMMITMENTS OF COMPANY EXPRESSLY SET FORTH HEREIN.

5.10	Start-up and Testing of System

After the completion of all construction work by the City and the delivery and installation of all ARP® System equipment by the Company, the Company shall start-up and test the System.  The Company shall provide a start-up and testing plan to the City for their review and approval at least 30 days prior to start-up.  The startup and testing period will be thirty (30) days.  During the start-up and testing period, the Company will conduct preliminary field tests of the equipment and controls as soon as conditions permit and the NYCDEP approves.  Deficiencies will be identified, documented and corrected.  In addition, during this period the Company shall test the basic functionality of the System and confirm that the System is ready and able to accept centrate.

The Company will notify the NYCDEP a minimum of 15 business days prior to initiating start-up operations. Upon the successful completion of start-up operations and testing by the Company, as determined by the City, the Company will initiate System operations.

6.	PHASE 3 - ARP® OPERATIONS

After the successful start-up of the System by the Company, as determined by the City, the operations portion of the Services shall commence (Phase 3).  During the operational Phase, the Company shall operate and maintain the System for twelve (12) months.

Contract No. PO-98B

The System will be designed to accept no more than 1,200,000 gallons per day of centrate from the 26th Ward WPCP.  The ARP process will treat the centrate and thereby reduce the concentration of ammonia to 100 parts per million (ppm) as NH3-N or less on a monthly average basis.  The ammonia reduced centrate will then be returned to the existing wastewater treatment process.  The Company will also be responsible for using good faith efforts to market and distribute the by-product resulting from the ARP®  System.

6.1	Monitoring

After startup, the Company will operate the ARP®  System for a 12-month period and shall monitor the performance of the System.  The Company staff will maintain detailed records of system operations to include material consumption rates, energy consumption, and system operating parameters such as influent centrate characteristics, effluent centrate characteristics, and ammonium sulfate product quality.  The ARP®  System influent flow monitoring will be performed at the pipeline after the cartridge filter and prior to the ARP®.   The effluent ammonia concentration shall be measured after the ARP®  column before returning back to the wastewater treatment process.  Composite samples shall be sent out to a NY State Department of Health Certified laboratory for testing on a weekly basis.  Small samples of treated centrate taken at intervals of approximately every 6 hours will be collected and equal aliquots from each blended to comprise the composite sample.  The collected composite samples will be collected in a measured quantity of buffer solution and the mixture split into three samples prior to shipment.  One portion of the sample will be analyzed by the Company, one portion analyzed by the certified laboratory and the final portion of the sample will be archived for a period of thirty (30) days.  The specification for outside laboratory testing will require the use of Standard Method 4500 (NH3) Part B (distillation) and Part C (Titration) for ammonia determination.  Records will be kept for the quantity of buffer solution used as well as purchased chemicals and general performance (Standard Methods Handbook 20th Edition).  Influent samples will be taken and stored in the same manner as effluent samples.  The first will be analyzed by the Company and the other portion of the sample will be archived for a period of thirty (30) days.  All Company testing and storage will be as required by Standard Method 4500, and records will be kept in the same manner as described above for effluent standards.

6.2	Preparation of Color Flow Diagrams

Company shall prepare color flow diagrams depicting the as-built equipment, tankage, valves, piping, etc, for each system.  Each system shall be represented by one or more diagrams.  No diagram shall contain more than one system except where two or more fluids or materials enter and/or leave a piece of equipment or other structure.  In this case the secondary fluids or material lines will only be shown sufficiently to indicate type of fluid or materials, direction and on which diagram continuation may be found.

Each diagram shall show the outline of process areas, structures and equipment as well as all lettering in black.  Pipelines and valves shall be shown in accordance with the NYCDEP's color coded list.  Vessels shall be shaded to depict the contents thereof.  In the event there is a fluid or material not covered by the color code list the Engineer shall in writing, request a determination from NYCDEP.

Contract No. PO-98B

All dashed lines shall conform to NYCDEP's requirements.  All valves normally closed shall be filled in (in black) and so indicated in the legend.  Valves, equipment and structures shall have identification numbers lettered conforming to NYCDEP's standards.

Company shall submit to NYCDEP for approval, draft prints of each flow diagrams. Company shall furnish six (6) complete sets of color diagrams. Company shall also furnish the color diagrams on diskette or CD-ROM for use by NYCDEP staff.

6.3	Preparation of Operations and Maintenance Manual

Company shall prepare an Operations and Maintenance Manual in hard copy and electronic form (the “Manual”) and shall provide copies (both in hard copy and electronically) to NYCDEP.  The Manual shall reflect intent, design options and operating modes for the plant systems and areas changed under this project.

6.4	Preparation of Standard Operating Procedures

Company shall develop standard operation procedures for the upgraded systems for the plant.  The guide shall utilize visual aids such as cross sections, plans, schematic and isometric figures to assist in clearly conveying the information.  The procedures shall be printed on standard 8 ½ x 11 paper, and designed so that they can be included in the Operations and Maintenance Manual for reference, or be mounted separately as a stand-alone procedure.

6.4.1	Update the Emergency Operations Plan

Company shall review the existing Emergency Operations Plan (EOP) in order to incorporate any necessary updates.  The Company shall provide updates to the existing EOP.  The updates will encompass any changes in the existing EOP that will be necessary due to equipment updates in this contract.  The updates will identify changes in actions, specific personnel responsibilities, procedures, and equipment required by the upgrades to the WPCP.

6.4.2	Equipment Maintenance Data

Company shall collect and organize equipment and related maintenance data to assist NYCDEP staff with incorporating data into existing maintenance management program information.  The data shall be transmitted in a format acceptable to and approved by NYCDEP.

6.5	Training

Company will train City staff in the operation and maintenance of the ARP®  System.  Such training shall include the provision of training materials and the following activities:

1.           Determine equipment training audience for operations, electrical maintenance, mechanical maintenance, electronic maintenance.

2.           Review and expand as required manufacturer's training lesson plans.

3.           Coordinate training scheduling with NYCDEP staff.

Contract No. PO-98B

4.           Proctor and coach instructor conducting manufacturer training.

5.           Prepare training completion reports including attendance, covered material synopsis and evaluation of the presentation.

During the Phase 3 Operations, Company shall provide the services of a full time onsite representative to train the NYCDEP staff.  This representative shall be in addition to any process operations staff needed to operate the system during the Operations Period.  Training shall consist of a combination of classroom and field training and shall incorporate power point presentations.  Training shall consist of 100 hours of combined classroom and hands-on time.  Training shall be based on the operation and maintenance manuals and the operations plan provided by Company.  A lesson plan for each training session shall be submitted to the NYCDEP.  The NYCDEP may at its option video record all training. The NYCDEP may submit, for the approval by the New York State Department of Environmental Conservation (NYS DEC), an ARP  training program to provide contact time for Professional Licensing maintenance and Wastewater  Treatment License Re-Certification.

6.6	Coordination with City

The 26th Ward WPCP will be in continuous operation by the NYCDEP during the period in which the System is expected to be operating.  The parties shall cooperate such that work under this Agreement may be scheduled and conducted by the Company such that it will not impede the operation of the 26th Ward WPCP.  At no time during course of this Agreement may the Company close or obstruct any roadway, sidewalk, or passageway by the placement or storage of materials or equipment without the permission of the Engineer or his designee.  All operations shall be conducted with minimal interference to vehicular and pedestrian traffic on these ways.

6.7	Operational Responsibilities of Company

The Company shall comply with the following during the Phase 3 operational period:

A.	Assume complete charge of, and have care, custody and control over the operations and maintenance of the System and the provision of services.

B.	Provide all on-site labor and equipment to maintain and operate the ARP® system.

C.
Perform or cause to be performed all operation and maintenance of the System and supply or cause to be supplied all chemicals, goods, materials, personnel and services in accordance with the provisions of this Agreement.

D.
Perform all necessary work in accordance with approved Operation and Maintenance Plans; all applicable City, State and Federal laws, regulations, codes, permits, licenses and standards; prudent engineering practices; the accepted HASP; and this Agreement.

E.
Assist the City in obtaining and maintaining all necessary licenses and permits required to allow Company to perform the work and establish a self-monitoring program ensuring compliance with the requirements of all licenses and permits.

Contract No. PO-98B

F.
Cooperate with the City regarding regular access to and inspection of the System, performance records and logs, test results, scheduling of planned shutdowns and the implementation of operating and safety procedures on the 26th Ward WPCP Site.

G.	Maintain operating logs, records and reports and current revisions of any System drawings, specifications and manuals and prepare and submit reports to the City in accordance with the Agreement.

H.
Advise the City promptly in the event of an emergency affecting the safety or protection of persons or endangering the 26th Ward WPCP or 26th Ward WPCP Site and take prompt action to prevent threatened damage, injury or loss.

I.	Implement training programs for new hires and refresher courses for operating and maintenance personnel.

J.	Submit billing invoices to the City in accordance with this Agreement.

K.	Designate a manager who shall act as the single point of contact for the City during the term of the Agreement.

L.
Provide a monthly status report to the City explaining the status of the services and providing scheduling information that will enable the City to coordinate the activities of the Company with the City and City’s other contractors at the Site.

M.
Take all reasonable precautions to protect the persons and property of the City and of others from damage, loss or injury from the Company’s operations.  The Company’s obligation to protect shall include, but not be limited to the duty to provide, place, and adequately maintain at or about the site sufficient and suitable equipment, lights, barricades, enclosures and personnel to safely and efficiently operate the System.  Within three days after notice of any such loss, damage, or injury, the Company shall make full and complete report thereof to the City.  The Company shall notify the City in writing of any loss, damage or injury or accidents to property, or persons within twenty-four hours of the occurrence.

N.	Conduct monthly meetings with NYCDEP regarding the status of System operations.

6.8	Byproduct Marketing

The Company shall be responsible for the marketing, sale and/or disposal of ammonium sulfate produced at the System.  The Company shall locate potential buyers or users of the ammonium sulfate produced at the System and the Company shall be responsible for delivering the ammonium sulfate to such buyers and/or users.  The Company believes that ammonium sulfate from the System may be usable for land reclamation or as fertilizer.  Any contracts related to the purchase or use of ammonium sulfate from the System, including contracts with wholesalers or brokers, shall be between the Company and the third party user or purchaser.  Any revenue from such sales shall be retained by the Company.  To the extent that all or a portion of such by-products are not successfully marketed, the Company shall be responsible for disposing of such materials and shall provide NYCDEP with the manifest for disposal of such materials.  The Company shall bear all costs related to the marketing, sale or disposal of byproducts.  The Company shall be reimbursed by the City for costs related to handling, storage, and transportation of ammonium sulfate.

Contract No. PO-98B

6.9	Reagents

The Company shall be permitted the addition of reagents to the centrate during processing if identified as an inherent part of the ARP®  technology.  Reagents may include but not be limited to caustic and sulfuric acid which are used in the ammonia recovery process system.  Under no circumstance shall the Company be permitted to use a reagent that is a regulated waste, unless the Company receives prior approval from the regulatory agency(ies) maintaining jurisdiction over the Company’s processing facility and the Company can demonstrate to the City an apparent benefit in using the material in its process.

If reagents are utilized, the Company agrees to transport reagents by trucks from the manufacturers to the  26th Ward WPCP or to make other arrangements for the delivery of such reagents to the 26th Ward WPCP.  The Company shall be permitted to utilize selected roadways at the 26th Ward WPCP for temporary queuing of the trucks prior to unloading, as directed by the City.  The Company shall be reimbursed by the City for all costs related to reagents, including transportation costs.

6.10	Mitigation and Indemnification

The Company shall address and mitigate, in a prompt fashion, any adverse effects in the System that may cause harm to public health or the environment, 26th Ward WPCP personnel, and/or the 26th Ward WPCP or its operations, as deemed necessary by Federal, State and local regulatory agencies.  The Company shall notify the City immediately upon occurrence of the adverse condition or situation and shall keep the City informed of the status of mitigative actions.  To the extent such adverse effects were due to the fault of Company, all related costs and expenses associated with the mitigative activities shall be borne by the Company.  To the extent such adverse effects were not due to the fault of Company, all related costs and expenses associated with the adverse effects, as well as the mitigative activities, shall be borne by the City.

The Company shall assume the defense of all claims of whatever character which may be brought against the City arising out of any adverse condition or situation identified at the System and due to the fault of the Company, and indemnify and save the City, its officers and employees, to the greatest extent permitted by law, harmless from all claims arising out of injury (including death) or damages to persons, or property.  The Company shall not be required to indemnify the City against damage or claims that are not due to the fault of Company.

Contract No. PO-98B

6.11	Operation and Maintenance Plan

The Company shall prepare and submit to the City for approval a comprehensive Operation and Maintenance (O & M) Plan no later than sixty (60) days prior to the date that the System is scheduled to commence operations.  As a minimum, this shall include the following:

A.	Schedule of planned shutdowns for maintenance on equipment, storage/ transshipment, handling, marketing, distribution (if applicable).

B.	Emergency plan of operation, including backup capability, indicating all impacts on the City’s operation.

C.	Copies of all permits, licenses, and other regulatory documents obtained for Company’s services, if not previously submitted.

D.	Staffing plan showing a breakdown by staff classification of all personnel to be utilized during operations and maintenance activities.

E.	Operational Quality Control Program.

6.12	Health and Safety Plan (HASP)

Within 30 days of the notice to proceed, the Company shall submit to the City in writing, a specific site Health and Safety Plan (HASP). The HASP shall meet all of the requirements, if any, specified elsewhere in the Specific Requirements, as well other requirements of NYCDEP, and the following:

(a)
The HASP shall identify and define the hazards anticipated, describe control measures required, establish a safety training program meeting all applicable safety mandates and develop the necessary safety check list forms specific to the work methods and crews performing work at the various job locations.

(b)
The HASP shall identify and address:  1) specific work areas and their anticipated hazards, 2) control measures to protect workers from those hazards, 3) surveillance methods, and schedules of both walk-through surveys and in-depth safety audits to be performed on site, 4) emergency evacuation procedures, 5) areas requiring personal protection equipment, types of personal protection equipment, and availability of personal protection equipment on site, 6) medical monitoring and screening methods, 7) emergency response procedures, 8) copies of safety inspection check-off sheets to be used on a regular basis in evaluating the site and work methods, 9) means and methods to control emissions of dust and fibers from any building openings, 10) safety personnel qualifications, and 11) materials safety data sheets for chemicals ..

The Company shall submit six (6) copies of the HASP to the Project Engineer for approval.  Acceptance of the plan by the City shall not impose on the City the responsibility for the Company’s health and safety program nor will it relieve the Company from any of its safety responsibilities.

Contract No. PO-98B

6.13	Hot Work Operations

Hot work operations shall include but not be limited to, grinding, welding, burning, cutting, heating, brazing, soldering, or any use of spark generating tools.  All hot work shall be performed in accordance with the provisions of OSHA Standard 1910-155.  A fire watch shall be used for each hot work operation.

Interim Permit Form 9-03 Part A and Interim Permit Form 9-03 Part B will be furnished to the Company.  Form 9-03 Part A shall be completed weekly and shall be valid for a maximum of seven (7) consecutive calendar days.  Form 9-03 Part B shall be completed each day a hot work operation is used.  Items 1 through 26 inclusive on both forms shall be completed, signed and dated by the Company.  The Engineer will complete and sign Items 27 through 33 (Form 9-03 Part A).  Completed forms shall be posted conspicuously at the work location.

6.14	Emergency Plan

The Company shall have proper emergency and rescue equipment adequately maintained and readily available for such foreseeable contingency. This equipment shall include such applicable items as:  proper fire extinguishers, first aid supplies, safety ropes and harnesses, stretchers, water safety devices, oxygen breathing apparatus, resuscitators, gas detectors, oxygen deficiency indicators, combustible gas detectors, etc.  This equipment should be kept in protected areas and checked at scheduled intervals.  A log shall be maintained indicating who checked the equipment, when it was checked, and that it was acceptable.  This equipment log shall be updated monthly and be submitted with the monthly report.  Equipment that requires calibration shall have copies of dated calibration certificates on site.  Substitute safety equipment must be provided while primary equipment is being serviced or calibrated.

The Company shall promptly report to the City all accidents involving injury to personnel or damage to equipment and structures as specified in the Agreement and shall investigate these accidents and prepare required reports and submit a monthly summary of these accidents. The summary report shall include descriptions of corrective actions to reduce the probability of future similar accidents. In addition, the Company shall furnish to the City a copy of all accident and health or safety hazard reports received from OSHA or any other government agency within one day of receipt.

In addition to the reports, the Company is required to file under the provisions of the Workmen’s Compensation Law, the Company shall submit to the City, on or before the 10th day of each month, a report giving the total work force employed on this Agreement in man-hours during the previous calendar month, the number and character of any and all accidents resulting in loss of time or considered recordable by OSHA, and any other information on classification of employees, injuries received on the job, and disabilities arising therefrom.  The submittal shall also contain an audit report for the prior month, including the safety training conducted, the equipment logs, records of the condition of the work areas, safety and health records, OSHA and ANSIXZ16.1 incidence rates for frequency and severity of recordable accidents, and an evaluation of the effectiveness of the safety plan, with any changes necessary. The safety professional and the Company shall sign this audit report. The City shall review these reports to ensure the Company’s compliance with the safety provisions of the Agreement.

Contract No. PO-98B

All personnel employed by the Company or its subcontractors or any visitors entering the job site shall be required to wear appropriate personal protection equipment required for that area. The Company shall continuously provide all necessary personal protective equipment as requested by the City for its designated representatives.

6.15	Cleanup of Spills

All chemical storage facilities will have a containment area in case of an accidental spill. In the event of an accidental spill during the test, it will be the Company’s responsibility to immediately notify the City and to take all the necessary steps to properly contain and clean such spill to the prevailing standards required by local, state and/or federal regulations governing such incidents. The Company shall also be responsible for the proper disposal of all spills and refuse resulting from the clean-up. If necessary, the contaminated waste shall be stored in a secured area and be removed as promptly as practical by the Company.  To the extent that a spill occurs due to the fault of Company, then Company shall bear the costs of the activities set forth in this section.  To the extent that a spill is not due to the fault of Company, then the City shall bear such costs.

6.16	On-Site Chemical Storage Facility

All chemicals shall be stored in a chemical storage facility. The chemical storage facility should be located in a separate area and be secured in a manner that will only allow access to the Company personnel and or NYCDEP personnel involved in demonstration test. The chemical storage facility shall conform to applicable state and/or federal regulations and industrial codes and standards approved by the City.

6.17	Reports

Within fifteen (15) days following the end of each month during the operation period, the Company shall submit a summary report describing the operation and maintenance performed for the preceding month.  This report shall include, but not be limited to:

A.	Quantities by volume of centrate processed by ARP® System;

B.	Quantities by weight or volume of reagents, amendments and/or chemicals used in processing the centrate, if any;

C.	Quantities by weight or volume of solid and/or liquid waste generated during the process, if any, and the method of disposal;

D.	Results of any tests and/or monitoring conducted;

E.	Significant operational difficulties and methods employed to remedy them;

F.	Maintenance activities and associated labor requirements;

G.	Copies of all reports submitted to regulatory agencies during the month;

Contract No. PO-98B

H.
All accidents involving injury to personnel or damage to equipment and structures as specified in this Agreement.  Company shall investigate any accidents and prepare required reports and submit a monthly summary of any such accidents. The summary report shall include descriptions of corrective actions taken to reduce the probability of similar accidents.

I.	Within thirty (30) days following the end of the last month of the Agreement, the Company shall prepare a final report that describes in detail the operation and maintenance performance of the System.

7.	RESPONSIBILITIES OF THE CITY

The City shall provide the following work and services with respect to the Project:

A.	Designate an Engineer who shall act as a single point of contact to interact with the Company.

B.	Review all System related drawings, specifications, reports and manuals in a timely manner so as not to unreasonably impact Company’s service implementation schedule.

C.	Obtain, with the assistance of Company, where appropriate, the licenses and permits necessary for the Project.

D.	Pay the Company for the services provided in accordance with this Agreement.

E.	To the extent available, provide the drawings, specifications, reports and performance data specified in Section 4.4 of these Specific Requirements.

F.	Provide adequate space at the 26th Ward WPCP for the System.

G.	Provide water, sewer, centrate supply, natural gas and power facilities for the System.

H.
Implement all site preparation work and all construction work related to the demolition and rehabilitation of the Cake Storage Building, process equipment, and miscellaneous systems in order to accommodate the ARP®  System at the 26th Ward WPCP.  All such work shall be in accordance with the design and schedule provided by the Company.

I.	Provide the Company adequate access to the 26th Ward WPCP and the 26th Ward WPCP Site in order for the Company to perform its obligations pursuant to this Agreement.

J.	Provide coordination of feed and effluent flows with the operations of the 26th Ward WPCP.

Contract No. PO-98B

ATTACHMENT NO. 2

PROPOSED SUBCONTRACTORS

Engineering and Operational Services
CASTion Corporation
10 Bond Street
Worcester, MA 01606

Design and Engineering Services
AECOM
One World Financial Center
25th Floor
New York, NY 10281

Permitting Services
Walter T. Gorman PE PC
115-14 Beach Channel Drive
Rockaway Park, NY 11694

Assessment Services
Creative Environmental Solutions
1 Penn Plaza
New York, NY 10119

Project Schedule 2-22-2010
1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18	19	20	21	22	23	24	25	26	27	28	29	30	31	32	33	34	35	36	37	38	39	40	41	42
AECOM PKG1-DEMOLITION SPECIFICATION							DEP DEMOLITION PROCUREMENT/BIDDING									DEMOLITION ACTIVITY														TWELVE MONTH OPERATIONAL PERIOD

AECOM PKG2-BUILDING AND SITE WORK SPECIFICATION										DEP PROCESS TIME TO START CONSTRUCTION												CONSTRUCTION, UTILITIES, FACILITIES AND PROCESS INFRASTRUCTURE

INSTALL EQUIPMENT

AECOM PKG3A-CASTION EQUIPMENT SPECIFICATION							PROCURE, FABRICATE, ASSEMBLE, TEST, PACK AND SHIP ALL EQUIPMENT

AECOM PKG3B-NON-CASTION EQUIPMENT SPECIFICATION

Proposed Payment Terms ThermoEnergy ARP		revised 2-22-2010
Phase 1 - design/engineering
Phase 2 - Furnish and Install Equipment
Phase 3- Operations

Proposed Payment Terms ThermoEnergy ARP		revised 2-22-2010
Phase 1 - design/engineering
Phase 2 - Furnish and Install Equipment
Phase 3- Operations

Phase 1 Task Design and Engineering Services			Phase2 Task Equipment Supply			Phase 3 Task Operations and Maintenance Services
project management fee[1]		$841,167.00

Cake Storage Bldg Demo and Rehab			RCAST Equipment total $3,927,792.00			12 monthly payments @$193,698.00
30% demo bid plans and specs		$329,703.00	25% @ start of production	$981,948.00
60% demo bid plans and specs		$109,901.00	25% @release of PO to vendors	$981,948.00		TOTAL Phase 3	$2,324,383.00
90% demo bid plans and specs		$109,901.00	25% @ receipt of vendor invoices	$981,948.00
100% demo bid plans and specs		$109,901.00	25% @ post-factory testing	$981,948.00

ARP Equipment (RCAST and CAST)			CAST Equipment total $1,526,960.00
30% construction bid plans and specs		$879,208.00	25% @ start of production	$381,740.00
60% construction bid plans and specs		$219,802.00	25% @release of PO to vendors	$381,740.00
90% construction bid plans and specs		$109,901.00	25% @ receipt of vendor invoices	$381,740.00
100% construction bid plans and specs		$109,901.00	25% @ post-factory testing	$381,740.00

Additional Equipment			Additional Equipment total $4,674,125.00
30% equipment plans and specs		$659,406.00	25% @ start of production	$1,168,531.00
60% equipment plans and specs		$219,802.00	25% @release of PO to vendors	$1,168,531.00
90% equipment plans and specs		$219,802.00	25% @ receipt of vendor invoices	$1,168,531.00
100% equipment plans and specs		$219,802.00	25% @ post-factory testing	$1,168,532.00

Construction Management [2]			Installation mgmt, labor and contractor fees[3]
14 monthly payments @$117,714.00		$1,545,000.00	7 monthly payments @ $456,064.00	$3,192,423.00

Asbestos Survey			consumables and start up	$100,000.00
start study		$25,750.00
50% completion		$51,500.00	DEP shop-testing and inspection fee	$20,000.00
100% study completion		$25,750.00

TOTAL Phase 1		$5,786,197.00	TOTAL Phase 2	$13,441,300.00		TOTAL Phase 3	$2,324,383.00

SUB TOTAL ALL Phases	$21,551,880.00
pass-thru estimates					Labor Rates	Principal	$150/hour
NaOH	$2,675,932.00					Engineer	$120/hour
H2SO4	$787,664.00					Operator	$90/hour
Softener	$290,277.00					Maintenance	$90/hour
coag/flocc	$471,338.00
AS disposal	$1,355,589.00
GRAND TOTAL	$27,132,680.00

ASSUMPTIONS
Three Phases: design/engineering, equipment supply and operations
Firm-Fixed Price Contract (plus certain pass-thru costs during operation)
DEP will contract directly for cake storage interior demo, reconstruction and remediation; these are not in ThermoEnergy's scope
Project management fee will be applied across the project. It is expected that DEP will not incur any additional PM fees other than the initial payment for the contract duration

NOTES
[1]Project Management Fee payable upon Notice to Proceed
[2]Construction Management payable upon start of DEP construction contract
[3]Installation management, labor, and contractor fees payable upon completion of the DEP contract and the building ready to accept the Company's ARP equipment

DEP procurement of General Contractor and Wicks’ Contractors will take 15 months
Construction of building interior and balance of plant will take 10 months
Construction will last 18 months
Construction Coordination will last 18 months
Operations will last 12 months				rev October 21, 2009

SUMMARY EQUIPMENT INFORMATION FOR 26TH WARD NYC DEP ARP - 100709
February 22,2010

ITEM	QTY	TAG	DESCRIPTION	MANUFACTURER	MODEL NUMBER
1A	2	AE-01	Ammonia analyzer	AMTAX - Hach	61584-00
1B	2	SMP-01	Metered sampling system	INSO	6712
2	2	BDS-01	Bulk discharge system	SacMaster	604M DHL
3	2	PMS-01	Polymer make up system	Polyblend	PB 100-1.0
4	2	DAF-01	Dissolved Air Floatation	ECOLAB - Krofta	MFV-500
5	2	PT-01	Differential Pressure Trnsmtr	Foxboro	IDP10
6	2	P-04	Centrifugal pump	G&L by Goulds	24SH 1-1/2 X 2-1/2 - 10
7	2	P-05	Centrifugal pump	G&L by Goulds	23SH 3 X4 - 8
8	2	ADT-1	Air dissolving tube	ECOLAB - Krofta	ADT-500
9	2	SCS-01	Sludge Scraper	ECOLAB - Krofta	SAF67 & DT80K4
10	2	COM-1	Air compressor	Ingersoll Rand	UP6-7TAS-210
11	2	VFD-1	Variable Frequency Drive	Rockwell Automation	PowerFlex 40P
12	2	P-06	Sludge Pump	Sandpiper	HDB2-A - DS-3-CI
13	2	P-02A&B	Chemical metering pumps	LMI	B74-1-313SI
14	2	TK-01A&B	Tank	Synder	5830000N--L
15	2	TK-02	Tank	Chemtainer	R363630AB/CD
16	2	TK-03	Tank -See DAF-01	ECOLAB - Krofta	MFV-500
17	2	FM-01	Flow meter	Foxboro	8003A-WCI-PJGFGZ-A
18	2	PG-001	Pressure gage	Wika	Type 23X.34
19	2	ROT-01	Rotometer	King or equal	7530
20	2	LT-001	Level transmitter	Sitrans	LC-300
21	2	LT-002	Level transmitter	Sitrans	LC-300
22	2	TK-04	Brine Tank	Culligan or equal	N/A
23	2	PE-02	Pressure Transmitter	Rosmount	2051L
24	10	SFT-1A-E	Water Softener	Culligan or equal	Hy-Flo 50
25	2	AE-02	Ammonia analyzer	AMTAX - Hach	61584-00
26	2	HS-01	Hardness analzyer	HACH	SP 510
27	1	BRN-01	Brine Maker	Desing Tanks	50 Ton
28	2	P-13A&B	Centrifugal pump	Griswold or equal	811S 3x2x6-1750
29	2	FE-03A&B	Flow Transmitter	Signet	2537
30	2	FE-02	Flow Transmitter	Signet	2537
31	2	CF01A&B	Cartridge Filters	FSI or equal	FSCN2740B015
32	2	UV-01A&B	UV Sterilizer	Trojan or equal	STD UVSwift 12E
33	2	PE-03&04	Pressure Transmitter	Rosmount	2090P
34	A/R	Mutiple Ref.	Butterfly Valve	Keystone-Tyco	221/222
35	1	pH-01	pH meter	Mettler Toledo	770MAX
36	A/R	Mutiple Ref.	Flow transmitter	Signet	8550/2536
37	A/R	Mutiple Ref.	Conductivity meter	Mettler Toledo	770MAX
38	3	P-20A-C	Boiler Pumps	Grundfos	CR9022AGAEKUBE
39	2	Boiler-1&2	Boilers	Cleaver Brooks	CB-LE-250
40	3	P-19A-C	Cooling water pump	Goulds-ITT	3656
41	2	COM-02A&B	Air Compressor	Ingersol Rand	DRW NO. 22063374
42	3	FMSC-01A, B &C	Fume Scrubber	Tri-Mer	F/S 1/4 DP
43	8	RCAST-01 - 08	Vacuum Flash ARP Systems	CASTion Inc.	N/A
44	4	CAST - 01 - 04	Flash Distillation Systems	CASTion Inc.	N/A
45	6	TK-05 A-F	12,500 gal Am. Sulfate Tanks	TBD	N/A
46	4	TK-06 A-C	5,000 gal Sulfuric Acid Tanks	TBD	N/A
47	4	TK-07 A-C	5,000 gal pH Adjust Tanks	TBD	N/A
48	4	TK-08 A-C	5,000 gal Centrate Tanks	TBD	N/A
49	4	TK-09 A-C	5,000 gal NaOH Tanks	TBD	N/A

ThermoEnergy reserves the right to substitute and/or modify the proposed equipment.

SUMMARY SPARE PARTS INFORMATION FOR 26TH WARD NYC DEP ARP

ITEM	QTY	TAG	DESCRIPTION	MANUFACTURER
1	1	AE-01	Ammonia analyzer	AMTAX - Hach
2	1	SMP-01	Metered sampling system	INSO
3	2	PT-01	Differential Pressure Trnsmtr	Foxboro
4	1	P-04	Centrifugal pump	G&L by Goulds
5	1	P-05	Centrifugal pump	G&L by Goulds
6	1	VFD-1	Variable Frequency Drive	Rockwell Automation
7	1	P-06	Sludge Pump	Sandpiper
8	2	P-02A&B	Chemical metering pumps	LMI
9	2	FM-01	Flow meter	Foxboro
10	6	PG-001	Pressure gage	Wika
11	2	ROT-01	Rotometer	King or equal
12	2	LT-001	Level transmitter	Sitrans
13	2	PE-02	Pressure Transmitter	Rosmount
14	1	SFT-1A-E	Softener valve and controls	Culligan or equal
15	2	HS-01	Hardness analzyer	HACH
16	1	P-13A&B	Centrifugal pump	Griswold or equal
17	2	FE-03A&B	Flow Transmitter	Signet
18	1	CF01A&B	Cartridge Filter Housing	FSI or equal
19	2	PE-03&04	Pressure Transmitter	Rosmount
20	A/R	Mutiple Ref.	Valves	Keystone-Tyco
21	1	pH-01	pH meter	Mettler Toledo
22	2	Mutiple Ref.	Flow transmitter	Signet
23	2	Mutiple Ref.	Conductivity meter	Mettler Toledo
24	1	P-20A-C	Boiler Pumps	Grundfos
25	1	P-19A-C	Cooling water pump	Goulds-ITT
26	1		PLC, BP, PS and cards	AB-Rockwell
27	A/R		Hardware
28	A/R		Orings, gaskets, seals
29	A/R		Piping and fittings

SUMMARY CRITICAL PARTS INFORMATION FOR 26TH WARD NYC DEP ARP

ITEM	QTY	TAG	DESCRIPTION	MANUFACTURER
1	1	UV-01A&B	UV Sterilizer	Trojan of equal
2		RCAST units:	Vacuum Flash ARP Systems	CASTion Inc.
3	1		Main Circulation pump	CASTion Inc.
4	1		Vacuum pump	CASTion Inc.
5	1		Heat exchanger	CASTion Inc.
6	1		Condenser	CASTion Inc.
7	1		Spray Nozzle	CASTion Inc.
8	1		Sight glass/level controls	CASTion Inc.
9	1		Valve kit	CASTion Inc.
10	1		Venturi	CASTion Inc.
11	1		Electrical panel kit	CASTion Inc.
12	1		Process Vessel	CASTion Inc.
		CAST units:	Flash Distillation Systems	CASTion Inc.
13	1		Main Circulation pump	CASTion Inc.
14	1		Vacuum pump	CASTion Inc.
15	1		Heat exchanger	CASTion Inc.
16	1		Condenser	CASTion Inc.
17	1		Spray Nozzle	CASTion Inc.
18	1		Sight glass/level controls	CASTion Inc.
19	1		Valve kit	CASTion Inc.
20	1		Venturi	CASTion Inc.
21	1		Electrical panel kit	CASTion Inc.
22	1		Process Vessel	CASTion Inc.
23	A/R	SFT-1A-E	Water Softener Components	Culligan or equal
24	A/R	DAF-01	DAF components	ECOLAB - Krofta

February 22, 2010
Attachment 6
Design Deliverables

ThermoEnergy will provide DEP with biddable construction specifications for the demolition and rehabilitation of the Cake Storage Building for the installation of the ARP equipment. At the 30% Design, ThermoEnergy will provide DEP with a set of drawings and key specifications that represent all of the major project concepts accompanied by a Preliminary Design Report that provides narrative to support the key decisions. In the 30% Design, ThermoEnergy will conduct the necessary calculations and evaluations and solicit stakeholder feedback to develop final layouts, design criteria, and requirements of the scope items identified in the Basis of Design Report. The preliminary design provides the necessary review, validation, and vetting of the scope items and concepts identified in the Basis of Design Report and reflects final agreement by all stakeholders of the fundamental design elements.

The key deliverables in ThermoEnergy’s 30% Design Package include the following:

✓	Complete Drawing List

✓	Design Drawings (Advanced P&ID, Civil, Architectural, and Mechanical Disciplines; Basic Plan and Profile, Electrical, HVAC, and Structural Disciplines)

✓	Final Hydraulic or Hydrologic Modeling

✓	Final Hydraulic Profile, Process, and Major Equipment Calculations

✓	Specifications Table of Contents, Specifications Not Included List, and Manufacturer’s List

✓	Draft Specifications for Major Items (major equipment, pipe, concrete)

✓	Preliminary Control Narratives (or Strategies)

✓	Final Geotechnical Report

✓	Final EAS or EIS

✓	Final Hazard Investigations (asbestos, lead, mercury, etc.)

✓	Final Construction Schedule incorporating all required sequencing, shutdowns, and scheduling constraints to allow construction while maintaining operations.

✓	Final Permit List (for Approval by Permit Resource Division)

✓	Calculations Log

✓	Updated Engineer’s Estimate

✓	Quality Checklists

At 60% Design ThermoEnergy will provide a “progress” set of drawings and specifications between the 30% Design and 90% Design.

The key deliverables in ThermoEnergy’s 60% Design Package include the following:

✓	Design Drawings (Nearly complete Instrumentation, Civil, Mechanical and Architectural Drawings, Advanced Plan and Profile, Structural, HVAC, Electrical, Plumbing and Fire Protection Drawings)

✓	Final Acoustical, Traffic Control, Corrosion Control, and Other Technical Plans and Reports

✓	Draft Specifications for all Divisions, Specifications Not Included List, and Manufacturer’s List

✓	Final Calculations for all equipment and piping

✓	Calculations Log

✓	Updated Engineer’s Estimate

✓	Quality Checklists

At 90% Design ThermoEnergy will provide DEP with its best representation of completed drawings and specifications including resolution and incorporation of all comments submitted during the 60% Design review.

The key deliverables in ThermoEnergy’s 90% Design Package include the following:

✓	Final Draft Design Drawings (all sheets for all disciplines)

✓	Final Draft Specifications for all Divisions, Specifications Not Included List, and Manufacturer’s List

✓	Final Calculations Log

✓	Final Engineer Estimate

✓	Quality Checklists

The 100% Design represents the DEP’s completed drawings and specifications including resolution and incorporation of all comments submitted during the 90% Design review.

The key deliverables in the 100% Design Package include the following:

✓	Final Signed Design Drawings (all sheets for all disciplines)

✓	Final Specifications for all Divisions, Specifications Not Included List, and Manufacturer’s List

✓	Final Engineer Estimate

✓	Final EOR Quality Certification Form